                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                      ---------------------------------


                                   FORM 8-K/A

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  August 25, 1996


                                 WORLDCOM, INC.
             (Exact Name of Registrant as Specified in its Charter)



        GEORGIA                       0-11258                 58-1521612
     (State or Other              (Commission File         (I.R.S. Employer
     Jurisdiction of                  Number)            Identification Number)
      Incorporation)



                             515 EAST AMITE STREET
                        Jackson, Mississippi 39201-2702
                    (Address of Principal Executive Office)


Registrant's telephone number, including area code:  (601) 360-8600

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)     Financial Statements of Business Acquired.

                 The financial statements of the business to be acquired, MFS Communications Company, Inc. required by this item are contained in the financial statements and footnotes thereto listed in the Index on Page F-1 herein.

         (b)     Pro Forma Financial Information.

                 The pro forma financial information required by this item are contained in the financial statements and footnotes thereto listed in the Index on page F-1.

         (c)     Exhibits.

                 See Exhibit Index.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 1996



                                           WORLDCOM, INC.


                                           By:  /s/ Scott D. Sullivan
                                                -------------------------------
                                                    Scott D. Sullivan
                                                    Chief Financial Officer

                                 EXHIBIT INDEX


    EXHIBIT NO.                    DESCRIPTION
    -----------                    -----------
        2.1        Agreement and Plan of Merger, dated as of August 25,
                   1996, among WorldCom, Inc., a Georgia corporation
                   ("WorldCom"), HIJ  Corp., a Delaware corporation and a
                   wholly owned subsidiary of  WorldCom and MFS
                   Communications Company, Inc., a Delaware corporation
                   (incorporated herein by reference to Exhibit 2.1 to
                   WorldCom's Current Report on Form 8-K dated August 26,
                   1996)*

        2.2 Stock Option Agreement, dated as of August 25, 1996, between WorldCom, Inc. and MFS Communications Company, Inc.
                   (incorporated herein by reference to Exhibit 2.2 to WorldCom's Current Report on Form 8-K dated August 26, 1996)

       10.1        Agreement, dated as of August 25, 1996, between WorldCom,
                   Inc. and MFS Communications Company, (incorporated herein by reference to Exhibit 10.1 to WorldCom's Current Report on
                   Form 8-K dated August 26, 1996)

       23.1        Consent of Coopers & Lybrand L.L.P

       23.2        Consent of Arthur Andersen LLP



--------------------------------

* The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

                          Financial Statements                                                Page Numbers
                          --------------------                                                ------------
MFS Communications Company, Inc. as of December 31, 1995 and 1994
         and for the three years ended December 31, 1995:
         Report of Independent Accountants                                                            F-2
         Consolidated Statements of Operations                                                        F-3
         Consolidated Balance Sheets                                                                  F-4
         Consolidated Statements of Changes in Stockholder's Equity                                   F-5
         Consolidated Statements of Cash Flows                                                        F-6
         Notes to Consolidated Financial Statements                                                   F-9

MFS Communications Company, Inc. for the six month periods ended June 30,
         1996 and 1995 (unaudited):
         Consolidated Statements of Operations                                                        F-27
         Consolidated Balance Sheets                                                                  F-28
         Consolidated Statements of Cash Flows                                                        F-30
         Notes to Consolidated Financial Statements                                                   F-32

UUNET Technologies, Inc. as of December 31, 1995 and 1994
         and for the three years ended December 31, 1995:
         Report of Independent Public Accountants                                                     F-37
         Consolidated Balance Sheets                                                                  F-38
         Consolidated Statements of Operations                                                        F-39
         Consolidated Statements of Stockholder's Equity                                              F-40
         Consolidated Statements of Cash Flows                                                        F-41
         Notes to Consolidated Financial Statements                                                   F-42

UUNET Technologies, Inc. for the six month periods
         ended June 30, 1996 and 1995 (unaudited):
         Consolidated Statements of Operations                                                        F-55
         Consolidated Balance Sheets                                                                  F-56

WorldCom, Inc.:
         Pro Forma Condensed Combined Financial Statements                                            F-57
         Pro Forma Condensed Combined Balance Sheet as of
                 June 30, 1996                                                                        F-58
         Pro Forma Condensed Combined Income Statement for
                 the six months ended June 30, 1996                                                   F-59
         Pro Forma Condensed Combined Income Statement for
                 the fiscal year ended December 31, 1995                                              F-60
         Notes to Pro Forma Condensed Combined Financial Statements                                   F-61
         MFS Adjusted Historical Financial Statements                                                 F-63
         MFS Adjusted Historical Balance Sheets as of June 30, 1996                                   F-64
         MFS Adjusted Historical Income Statement for the six months
                 ended June 30, 1996                                                                  F-65
         MFS Adjusted Historical Income Statement for the year ended
                 December 31, 1995                                                                    F-66
         Notes to MFS Adjusted Historical Financial Statements                                        F-67

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
MFS Communications Company, Inc.

  We have audited the accompanying consolidated balance sheets of MFS Communications Company, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MFS Communications Company, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Omaha, Nebraska
February 14, 1996,
except for Note 20
as to which the
date is April 16, 1996.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  For the three years ended December 31, 1995
                 (dollars in thousands, except per share data)

                                                            1995        1994       1993
                                                         ---------   ---------   --------
Revenue................................................  $ 583,194   $ 286,747   $141,111
Costs and expenses:
Operating expenses.....................................    562,300     273,431    102,905
Depreciation and amortization..........................    142,496      73,869     34,670
General and administrative expenses....................    117,703      75,576     34,989
                                                         ---------   ---------   --------
Total costs and expenses...............................    822,499     422,876    172,564
                                                         ---------   ---------   --------
Loss from operations...................................   (239,305)   (136,129)   (31,453)
Other income (expense):
Interest income........................................     13,188      24,769      8,868
Interest expense.......................................    (38,606)    (40,879)       (75)
Other..................................................     (2,575)     (1,065)      (329)
                                                         ---------   ---------   --------
Total other income (expense)...........................    (27,993)    (17,175)     8,464
                                                         ---------   ---------   --------
Loss before income taxes...............................   (267,298)   (153,304)   (22,989)
Income tax benefit (expense)...........................       (600)      2,103      7,220
                                                         ---------   ---------   --------
Net loss...............................................   (267,898)   (151,201)   (15,769)
Dividends on preferred stock...........................    (15,064)         -           -
                                                         ---------   ---------   --------
Net loss applicable to common stockholders.............  $(282,962)  $(151,201)  $(15,769)
                                                         =========   =========   ========
Net loss per share applicable to common stockholders...  $   (2.21)  $   (1.21)  $  (0.15)
                                                         =========   =========   ========


The accompanying notes are an integral part of the Consolidated Financial Statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                         at December 31, 1995 and 1994
                (dollars in thousands, except per share amounts)

                                                                                 1995        1994
                                                                              ----------  ----------
                                               ASSETS
Current assets:
Cash and cash equivalents.................................................... $   51,182  $   21,518
Marketable securities........................................................     85,715     362,261
Accounts receivable..........................................................    140,302      72,032
Costs and earnings in excess of billings on uncompleted contracts............     45,142      24,397
Prepaid expenses and other current assets....................................     51,703      33,456
                                                                              ----------  ----------
Total current assets.........................................................    374,044     513,664
Networks and equipment, at cost..............................................  1,315,952     787,453
Less accumulated depreciation and amortization...............................   (213,548)   (113,863)
                                                                              ----------  ----------
Networks and equipment, net..................................................  1,102,404     673,590
Other assets, net............................................................    390,686     397,292
                                                                              ----------  ----------
Total assets................................................................. $1,867,134  $1,584,546
                                                                              ==========  ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of notes payable and long-term debt.......................... $    1,995  $   16,973
Current portion of capital lease obligations.................................      1,922          -
Accounts payable.............................................................    172,407     127,163
Accrued costs and billings in excess of revenue on uncompleted contracts.....     28,686      28,141
Accrued compensation.........................................................      6,119      12,719
Other current liabilities....................................................     63,328      45,841
                                                                              ----------  ----------
Total current liabilities....................................................    274,457     230,837
Notes payable and long-term debt, less current portion.......................    692,059     548,333
Capital lease obligations, less current portion..............................     31,412          -
Other liabilities............................................................     27,902      25,725
Minority interest............................................................     10,972       9,548
Commitments and contingencies (Note 8)
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 25,000,000 shares:
Series A, 8% cumulative convertible;
issued 95,000 in 1995, variable liquidation preference.......................          1          -
Series B, 7 3/4% cumulative convertible;
issued 15,000,000 in 1995, liquidation preference $1.00 per share plus unpaid
dividends....................................................................        150          -
Common stock, $.01 par value. Authorized 400,000,000
shares; issued 130,260,228 in 1995 and 128,306,436 in 1994...................        651         642
Additional paid-in capital...................................................  1,512,394   1,050,339
Deferred charge..............................................................     (1,017)     (3,351)
Foreign currency adjustment..................................................         45         288
Unrealized investment gain (loss)............................................        204      (5,265)
Accumulated deficit..........................................................   (555,221)   (272,550)
                                                                              ----------  ----------
                                                                                 957,207     770,103
Treasury stock, 5,800,000 shares, at cost....................................   (126,875)         -
                                                                              ----------  ----------
Total stockholders' equity...................................................    830,332     770,103
                                                                              ----------  ----------
Total liabilities and stockholders' equity................................... $1,867,134  $1,584,546
                                                                              ==========  ==========

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  For the three years ended December 31, 1995
                             (dollars in thousands)

                              Series A  Series B        Additional             Foreign   Unrealized
                              Preferred Preferred Common   Paid-in   Deferred   Currency  Investment  Accumulated  Treasury
                                Stock     Stock    Stock   Capital    Charge   Adjustment Gain (Loss)   Deficit      Stock   Total
----------------------------- --------- --------- ------ ----------- --------- ---------- ----------- -----------  --------  -----
Balance at January 1,
1993.........................   $  -      $ -      $ 10 $  404,033   $    -      $ 53      $   -    $(105,580)  $      -   $298,516
Recapitalization.............      -        -       407       (407)       -        -           -           -           -         -
Contribution from parent.....      -        -        -      30,000        -        -           -           -           -     30,000
Issuances of stock...........      -        -       192    492,032        -        -           -           -           -    492,224
Stock options exercised......      -        -         5      5,571        -        -           -           -           -      5,576
Issuance of common stock
warrants.....................      -        -        -       7,000    (7,000)      -           -           -           -         -
Amortization of deferred
charge.......................      -        -        -          -      1,316       -           -           -           -      1,316
Foreign currency adjust-
ment.........................      -        -        -          -         -      (488)         -           -           -       (488)
Change in unrealized invest-
ment gain (loss).............      -        -        -          -         -        -         (270)         -           -       (270)
Net loss.....................      -        -        -          -         -        -           -      (15,769)         -    (15,769)
                                -----     ----     ---- ----------   -------     ----      ------   ---------   ---------  --------
Balance at December 31,
1993.........................      -        -       614    938,229    (5,684)    (435)       (270)   (121,349)         -    811,105
Issuance of stock for acqui-
sitions......................      -        -        23     81,985        -        -           -           -           -     82,008
Stock options exercised......      -        -         5      5,611        -        -           -           -           -      5,616
Settlement of deferred pur-
chase price adjust-
ments........................      -        -        -      24,514        -        -           -           -           -     24,514
Amortization of deferred
charge.......................      -        -        -          -      2,333       -           -           -           -      2,333
Foreign currency adjust-
ment.........................      -        -        -          -         -       723          -           -           -        723
Change in unrealized invest-
ment gain (loss).............      -        -        -          -         -        -       (4,995)         -           -     (4,995)
Net loss.....................      -        -        -          -         -        -            -    (151,201)         -   (151,201)
                                -----     ----     ---- ----------   -------     ----      ------   ---------   ---------  --------
Balance at December 31,
1994.........................      -        -       642  1,050,339    (3,351)     288      (5,265)   (272,550)         -    770,103
Issuances of stock for acqui-
sitions and other............      -        -         2      6,910        -        -           -           -           -      6,912
Issuance of preferred
stock........................       1       -         -    306,454        -        -           -           -           -    306,455
Exchange of common stock
for preferred stock..........      -       150       -     126,725        -        -           -           -     (126,875)       -
Stock options exercised......      -        -         4      5,844        -        -           -           -           -      5,848
Stock compensation plans
additions....................      -        -        -       1,352        -        -           -           -           -      1,352
Amortization of deferred
charge.......................      -        -        -          -      2,334       -           -           -           -      2,334
Foreign currency adjust-
ment.........................      -        -        -          -         -      (243)         -           -           -       (243)
Change in unrealized invest-
ment gain (loss).............      -        -        -          -         -        -        5,469          -           -      5,469
Stock dividend on Series A
Preferred Stock..............      -        -         3     14,770        -        -           -      (14,773)         -         -
Net loss.....................      -        -        -          -         -        -           -     (267,898)         -   (267,898)
                                -----     ----     ---- ----------   -------     ----      ------   ---------   ---------  --------
Balance at December 31,
1995.........................   $   1     $150     $651 $1,512,394   $(1,017)    $ 45      $  204   $(555,221)  $(126,875) $830,332
                                =====     ====     ==== ==========   =======     ====      ======   =========   =========  ========

The accompanying notes are an integral part of the Consolidated Financial Statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  For the three years ended December 31, 1995
                             (dollars in thousands)

                                                             1995        1994         1993
                                                           ---------   ---------   ----------
Cash flows from operating activities:
Net loss.................................................  $(267,898)  $(151,201)  $  (15,769)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Depreciation and amortization............................    142,496      73,869       34,670
Non cash interest expense................................     35,503      40,212            -
Non cash compensation expense............................      1,352           -            -
Deferred income taxes....................................          -      (2,163)      (7,816)
(Gain) loss on sales of securities.......................      1,271         822         (207)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable and other assets.....................    (94,890)    (43,807)      (6,800)
Other liabilities........................................     61,458      71,846       28,868
                                                           ---------   ---------   ----------
Net cash provided by (used in) operating activities......   (120,708)    (10,422)      32,946
                                                           ---------   ---------   ----------
Cash flows from investing activities:
Purchases of network and equipment.......................   (506,866)   (363,376)    (127,351)
Proceeds from sale-leaseback of equipment................     40,111           -            -
Acquisition of businesses, excluding cash acquired.......    (15,289)   (207,531)      (1,300)
Acquisition of minority interest in subsidiaries.........     (1,572)     (5,804)           -
Maturities of marketable securities......................    220,497     281,071      378,906
Proceeds from sales of marketable securities.............    348,771     446,429      262,982
Purchases of marketable securities.......................   (295,873)   (621,569)  (1,052,591)
Additions to deferred costs and other....................    (25,432)    (16,215)      (8,686)
                                                           ---------   ---------   ----------
Net cash used in investing activities....................   (235,653)   (486,995)    (548,040)
                                                           ---------   ---------   ----------
Cash flows from financing activities:
Proceeds from issuance of Series A Preferred Stock.......    306,455           -            -
Proceeds from issuance of long term debt and notes
payable..................................................     75,475     483,500            -
Payments on long-term debt...............................     (4,974)       (647)         (21)
Capital contributions from parent........................          -           -       30,000
Issuances of common stock................................      1,000           -      492,424
Proceeds from exercise of stock options..................      5,848       5,616        5,576
Other....................................................      2,221           -        4,756
                                                           ---------   ---------   ----------
Net cash provided by financing activities................    386,025     488,469      532,735
                                                           ---------   ---------   ----------
Net increase (decrease) in cash and cash equivalents.....     29,664      (8,948)      17,641
Cash and cash equivalents, beginning of year.............     21,518      30,466       12,825
                                                           ---------   ---------   ----------
Cash and cash equivalents, end of year...................  $  51,182   $  21,518   $   30,466
                                                           =========   =========   ==========

  The accompanying notes are an integral part of the Consolidated Financial Statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                  For the three years ended December 31, 1995
                             (dollars in thousands)


Supplemental cash flow disclosures:
                                                      1995      1994     1993
                                                     ------     ----     ----
Cash paid during the year for interest.............. $2,744     $607     $ 23
Cash paid during the year for income taxes.......... $  618     $492     $923

Supplemental schedule of non cash financing and investing activities:

  In 1995, the Company purchased the stock of companies that provide telecommunications services in Richmond, Virginia, Denver, Colorado, and White Plains, New York for $12,655 in cash and the issuance of stock. In connection with the acquisitions, liabilities were assumed as follows:

Fair value of tangible assets acquired....   $11,328
Fair value of intangible assets acquired..    13,226
Cash paid for stock.......................   (12,655)
Stock issued..............................    (5,912)
                                             -------
Liabilities assumed.......................   $ 5,987
                                             =======

  The Company issued dividends of common stock valued at $14,773 on its Series A Preferred Stock in 1995. The Company also issued 15,000,000 shares of Series B Preferred Stock in exchange for 5,800,000 shares of the Company's common stock during 1995. The Company recognized undeclared dividends of $291 on its Series B Preferred Stock in 1995.

  The Company capitalized non-cash interest expense of $18,796 in 1995 and $5,450 in 1994 on network construction projects.

  The Company incurred capital lease obligations of $34,593 in 1995 by entering into sale-leaseback transactions for certain telecommunications equipment which had previously been acquired.

  In 1994, the Company recorded $24,514 of goodwill and additional paid in capital related to the settlement of deferred purchase price adjustments from acquisitions of stock of Chicago Fiber Optic Corporation in 1990 and 1991. The liability for adjustments had been assumed by the Company's former majority owner in 1993 (see Note 16).

  In 1994, the Company purchased the common stock and all stock options of Centex Telemanagement, Inc. for $202,083. In connection with the acquisition, liabilities were assumed as follows:

Fair value of tangible assets acquired....   $ 79,483
Fair value of intangible assets acquired..    193,719
Cash paid for stock.......................   (202,083)
                                             --------
Liabilities assumed.......................   $ 71,119
                                             ========

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                  For the three years ended December 31, 1995
                             (dollars in thousands)


Supplemental schedule of non cash financing and investing activities:-(continued)

  In 1994, the Company purchased the common stock of Cylix Communications Corporation for $2,250 in cash and the issuance of stock. In connection with the acquisition, liabilities were assumed as follows:

Fair value of tangible assets acquired....   $9,417
Fair value of intangible assets acquired..    4,843
Cash paid for stock.......................   (2,250)
Stock issued..............................   (5,990)
                                             ------
Liabilities assumed.......................   $6,020
                                             ======

  In 1994, the Company purchased the common stock of RealCom Office Communications, Inc. for $7,250 in cash and the issuance of stock. In connection with the acquisition, liabilities were assumed as follows:

Fair value of tangible assets acquired....   $33,629
Fair value of intangible assets acquired..    56,075
Cash paid for stock.......................    (7,250)
Stock issued..............................   (53,052)
                                             -------
Liabilities assumed.......................   $29,402
                                             =======

  The Company issued common stock with a value of $11,954 for other acquisitions during 1994. In connection with these acquisitions, the Company assumed liabilities of approximately $6,000, acquired networks and equipment of approximately $5,000 and recorded goodwill and other intangibles.

  The Company issued common stock with a value of $11,012 to acquire the minority interest of two of its subsidiaries during 1994.



  The accompanying notes are an integral part of the Consolidated Financial Statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)

1. Organization:

  The consolidated financial statements include the accounts of MFS Communications Company, Inc. ("MFS"), and its majority owned subsidiaries (the "Company"). MFS was incorporated on July 17, 1987 in Delaware and, prior to its initial public offering in May 1993, was a wholly owned subsidiary of Kiewit Diversified Group Inc. ("KDG"), which is a wholly owned subsidiary of Peter Kiewit Sons', Inc. ("PKS"). In 1995, pursuant to a planned restructuring, all of PKS' remaining interest in the Company's capital stock was distributed to certain PKS stockholders.

  The Company operates through its subsidiaries in two business segments, telecommunications services and network systems integration. The telecommunications segment is comprised of the MFS Telecom Companies, which provides services to large business and government customers through MFS Telecom and MFS Datanet, the MFS Intelenet Companies, which provides services to small and medium sized business customers through MFS Intelenet, MFS International, which provides services to business and government customers internationally and Global Network Services, which manages the Company's international network platform. The network systems integration segment provides services primarily through MFS Network Technologies.

  Where appropriate, items within the consolidated financial statements and notes thereto have been reclassified from previous years to conform to current year presentation.

2. Summary of Significant Accounting Policies:

 (a) Principles of Consolidation:

  The consolidated financial statements of the Company include the accounts of all of its majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 (b) Recognition of Revenue:

  The Company recognizes revenue on telecommunications services in the month the related service is provided. Network systems integration revenue is recognized on the percentage-of-completion method of accounting. Under the percentage-of-completion method, an estimated percentage for each contract, as determined by the Company's engineering estimate based on the amount of work performed, is applied to total estimated profit. Provisions for losses are recognized on uncompleted contracts when they become known. Claims for additional revenue are recognized in the period when settled. Revisions in cost and profit estimates, which are always reasonably possible to occur in the near term under the percentage-of-completion method, are reflected in the accounting period in which the facts which require the revision become known.

 (c) Classification of Current Assets and Liabilities:

  In accordance with industry practice, amounts realizable and payable under network systems integration contracts which may extend beyond one year are includable in current assets and liabilities. A one-year time period is used as the basis for classification of all other current assets and liabilities.

 (d) Networks and Equipment

  The networks and equipment are stated at cost. Various costs are capitalized during the installation and expansion of the networks. Provisions for depreciation are computed using straight-line methods over estimated useful lives beginning in the year an asset is put into service.

  Electronic and related equipment, leasehold improvements, furniture and office equipment and land and buildings are stated at cost. Leasehold improvements primarily consist of extensions off the network to customer locations. Depreciation is computed using primarily straight-line methods over the estimated useful lives of the assets or, for capital leases, the term of the related leases.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)


2. Summary of Significant Accounting Policies (continued):

  Costs of purchased software and certain costs to modify and improve certain of the Company's computer software are recorded at cost and are being amortized using the straight-line method over their estimated useful lives.

 (e) Intangible Assets:

  Costs incurred in developing new networks or expanding existing networks, including network design, negotiation of rights-of-way and obtaining legal/regulatory authorizations are deferred and amortized over five years.

  Costs incurred to obtain access to buildings are deferred by the Company and amortized over 15 years. Costs incurred to obtain city franchises are deferred by the Company and amortized over the initial term of the franchise.

  Pre-operating costs represent substantially all nondevelopment costs incurred during the pre-operating phase of a newly-constructed network and are amortized over five-year periods commencing with the start of operations.

  Goodwill is being amortized primarily over periods of 40 years from the dates of acquisition. The Company reviews the carrying amount of goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the goodwill to the net carrying value of the goodwill.

  The costs of rights-of-way and customer lists obtained in business acquisitions are being amortized over estimated useful lives of 20 to 25 years and three years, respectively.

 (f) Income Taxes:

  Prior to the Company's initial public offering in May 1993, the Company was included in the consolidated income tax returns of PKS. Income taxes were recognized as if the Company filed its own income tax returns on a separate return basis.

  The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

 (g) Minority Interest:

  The Company has recorded the entire loss of other than wholly owned subsidiaries where the loss applicable to the minority interest exceeds the minority interest in such subsidiaries' equity.

 (h) Translation of Foreign Financial Statements:

  Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Revenues and expenses are translated using the average rates of exchange for the period. Gains or losses resulting from foreign currency translation are recorded as adjustments to stockholders' equity.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)


2. Summary of Significant Accounting Policies (continued):

  Cash equivalents generally consist of highly liquid debt instruments purchased with a maturity of three months or less.

 (j) Marketable Securities:

  Marketable securities are being carried at fair value.

 (k) Financial Instruments:

  Financial instruments which potentially subject the Company to concentration of credit risk consist principally of marketable securities and accounts receivable. Concentrations of credit risk of marketable securities is limited due to investments in short-term, investment grade securities. Concentrations of credit risk with respect to accounts receivable are limited due to the dispersion of the Company's customer base among different industries and geographic areas and remedies provided by terms of contracts and statutes.

 (l) Loss Per Share:

  Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock options granted with exercise prices below the assumed initial public offering price of $10.00 per share during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for the first quarter ended March 31, 1993. The number of shares used in computing loss per share was as follows:

                                              1995         1994         1993
                                          -----------  -----------  -----------
Common stock............................. 127,786,000  124,874,000  104,572,000
Common stock equivalents Stock options
using the initial public offering price..           -            -    1,192,000
                                          -----------  -----------  -----------
                                          127,786,000  124,874,000  105,764,000
                                          ===========  ===========  ===========

 (m) Estimates in Financial Statements:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Financial Instruments:

  The following methods and assumptions were used to determine the classification and fair value of each class of financial instruments for which it is practicable to estimate that value:

 (a) Cash and cash equivalents:

  Cash equivalents generally consist of highly liquid debt instruments purchased with a maturity of three months or less and are carried at fair value which approximates cost due to the short maturities.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)


3. Financial Instruments (continued):
 (b) Marketable Securities:

  The Company has classified all marketable securities other than cash equivalents as available-for-sale. The amortized costs of the securities used in computing unrealized and realized gains and losses are determined by specific identification. Fair values are estimated based on quoted market prices. Net unrealized gains and losses are reported as a separate component of stockholders' equity. The Company has not invested in derivative financial instruments.

  Marketable securities at December 31, 1995 and 1994 are as follows:

                                                                    Unrealized      Unrealized      Estimated
                                                     Amortized        Holding         Holding          Fair
1995                                                    Cost           Gain            Loss           Value
---------------------------------------------------- ---------      ----------      ----------      ---------
U.S. Treasury and other U.S. government corporations
and agencies debt securities........................  $ 48,652        $    204          $    -       $ 48,856
Corporate debt securities...........................    36,859               6               6         36,859
                                                      --------        --------          ------       --------
Total marketable securities.........................  $ 85,511        $    210          $    6       $ 85,715
                                                      ========        ========          ======       ========
1994
----------------------------------------------------
U.S. Treasury debt securities.......................  $274,191        $      -          $3,299       $270,892
Corporate debt securities...........................    93,335               -           1,966         91,369
                                                      --------        --------          ------       --------
Total marketable securities.........................  $367,526        $      -          $5,265       $362,261
                                                      ========        ========          ======       ========

  The amortized costs and estimated fair value of investments in debt securities at December 31, 1995, by contractual maturity are as follows:

                                                         Estimated
                                          Amortized         Fair
                                             Cost          Value
------------------------------------      ---------      ---------
Due within 1 year........................  $ 43,546        $43,541
Due after 1 year through 5 years.........    37,936         38,140
Due after 5 years through 10 years.......         -              -
Due after 10 years.......................     4,029          4,034
                                           --------        -------
                                           $ 85,511        $85,715
                                           ========        =======

  Sales activity in available-for-sale securities is summarized as follows:

                                                        1995       1994       1993
----------------------------------------------------- --------   --------   --------
Proceeds from sale of available-for-sale securities.. $348,771   $446,429   $262,982
Gross realized gains.................................        -        137        662
Gross realized losses................................    1,271        959        455

 (c) Long Term Debt:

  The fair value of the Company's long-term debt is estimated based on the quoted market price for the same or similar issues or on borrowing rates currently available to the Company for debt with similar terms and maturities. The fair market value of the Company's long-term debt was $732,003 and $496,359 at December 31, 1995 and 1994, respectively.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

4. Networks and Equipment:

  Networks and equipment consist of the following:

                                                              1995           1994
---------------------------------------------------------- ----------      --------
Telecommunications networks............................... $  287,719      $171,770
Electronic and related equipment..........................    628,609       370,788
Leasehold improvements....................................    106,012        76,328
Furniture, office equipment and other.....................     36,225        27,838
Land and buildings........................................     11,656         1,202
Computer software.........................................     37,516        29,417
Capitalized lease assets, primarily electronic equipment..     34,593             -
Networks-in-progress......................................    173,622       110,110
                                                           ----------      --------
                                                           $1,315,952      $787,453
                                                           ==========      ========

  Amortization expense for 1995 and accumulated amortization at December 31, 1995 for capitalized lease assets was $254.

5. Other Assets:

  Other assets consist of the following:

                                                1995           1994
--------------------------------------------- ---------      ---------
Deferred development and preoperating costs.. $ 56,635        $35,604
Goodwill.....................................  297,970        286,533
Rights-of-way................................   15,069         15,080
Customer list................................   67,200         72,100
Deferred financing costs.....................   23,699         18,899
Other noncurrent assets......................      989          4,478
                                              --------       --------
                                               461,562        432,694
Less accumulated amortization................  (70,876)       (35,402)
                                              --------       --------
                                              $390,686       $397,292
                                              ========       ========

  Amortization of intangible assets and deferred costs was $41,946 in 1995, $25,419 in 1994 and $6,547 in 1993.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

6. Notes Payable and Long-Term Debt:

  At December 31, 1995 and 1994, notes payable and long-term debt consist of the following:

                                                                           1995         1994
                                                                         --------     --------
9 3/8% Senior Discount Notes, due January 15, 2004.......................$596,648     $544,413
Credit Facilities, including interest at a variable rate (approximately
7.4% at December 31, 1995)..............................................   65,000           -
Vendor Credit Facilities, including interest at a variable rate (approx-
imately 7.0% at December 31, 1995)......................................    4,400           -
Notes Payable to bank, including interest at prime plus 1.85%
(7.85% at December 31, 1995) maturing in 1999, collateralized by
certain equipment of a subsidiary.......................................   20,000       16,210
Note Payable to credit corporation, with quarterly payments includ-
ing interest at LIBOR + 2.5% (8.56% at December 31, 1995)
through March 31, 2000..................................................    3,967           -
Equipment Finance Agreement with monthly payments including
interest at 9.27% through March 31, 1999, collateralized by certain
subsidiary assets.......................................................    3,988        4,670
Other...................................................................       51           13
                                                                         --------     --------
                                                                          694,054      565,306
Less: Current portion...................................................   (1,995)     (16,973)
                                                                         --------     --------
                                                                         $692,059     $548,333
                                                                         ========     ========

  Aggregate annual principal maturities as of December 31, 1995 are as follows:

1996....... $ 1,995
1997.......   2,330
1998.......  23,160
1999.......  67,528
2000.......   1,304

 (a) The Senior Discount Notes:

  The Company issued the Senior Discount Notes (the "1994 Senior Discount Notes") on January 19, 1994 and recorded the net proceeds, exclusive of transaction costs, of approximately $500,000 as long-term debt. The Company is accruing to the principal amount of the 1994 Senior Discount Notes of $788,320 through January 1999. Cash interest will not accrue on the 1994 Senior Discount Notes prior to January 15, 1999, however, the Company may elect to commence the accrual of cash interest at any time prior to that date. Commencing July 15, 1999 cash interest will be payable semi-annually.


  On or after January 15, 1999, the 1994 Senior Discount Notes will be redeemable at the option of the Company, in whole or in part from time to time, at the following prices (expressed in percentages of the principal amount at the stated maturity), if redeemed during the twelve months beginning January 15 of the years indicated below, in each case together with interest accrued to the redemption date.

Year                  Percentage
--------------------- ----------
1999.................    103.52%
2000.................    102.34%
2001.................    101.17%
2002 and thereafter..    100.00%

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

6. Notes Payable and Long-Term Debt (continued):

  In addition, under certain conditions related to a change in control of the Company, the Company may be required to repurchase all or any part of the 1994 Senior Discount Notes as stipulated in the note agreement. The 1994 Senior Discount Notes are senior unsecured obligations of the Company and are subordinated to all current and future indebtedness of the Company's subsidiaries, including trade accounts payable. The 1994 Senior Discount Notes contain certain covenants which, among other things, restrict the Company's ability to incur additional debt, create liens, enter into sale and leaseback transactions, pay dividends, make certain restricted payments, enter into transactions with affiliates, and sell assets or merge with another company.

 (b) The Credit Facilities:

  In April 1995, the Company reached agreement with a syndicate of commercial banks for an aggregate of $250,000 of revolving credit facilities (the "Credit Facilities" or the "MFS Credit Facility" and the "MFS Telecom Credit Facility"). The Credit Facilities provide for borrowings of $150,000 by MFS Communications Company, Inc. and $100,000 by MFS Telecom. The commitments of the banks under the Credit Facilities shall be reduced quarterly starting July 31, 1998 through April 30, 2000. The obligations of the Company under the MFS Credit Facility have been guaranteed by substantially all of the Company's subsidiaries and collateralized by a security interest in the capital stock of substantially all of the Company's U.S. subsidiaries and a security interest in several franchise agreements held by certain of the Company's subsidiaries. The obligations of MFS Telecom under the Telecom Credit Facility have been guaranteed by the Company and certain of the Company's subsidiaries and collateralized by a security interest in the capital stock of substantially all of MFS Telecom's U.S. operating subsidiaries. The Company may repay any amounts borrowed under the Credit Facilities without premium or penalty at any time.

  The Credit Facilities provide for interest at a variable rate and a variable commitment fee on any unused balances. The Credit Facilities contain certain financial covenants and certain restrictions on the Company's ability to incur debt, sell assets, pay cash dividends and enter into transactions with affiliates, among other things. Borrowings under the MFS Telecom Credit Facility are to be used only for the construction and acquisition of telecommunications assets, as defined in the agreement.

 (c) The Vendor Credit Facilities:

  In July 1995, the Company established two credit facilities to borrow up to an aggregate of $120 million for purchases of switching equipment through mid-1997 (the "Vendor Credit Facilities"). The facilities are collateralized by the purchased equipment and partially guaranteed by the Swedish Export Credits Guarantee Board and the equipment manufacturer. Borrowings under the Vendor Credit Facilities will be repaid under various schedules, through 2002. The Company may repay any amounts borrowed under the facilities without premium or penalty at any time.

  The Vendor Credit Facilities provide for interest at a variable rate and a commitment fee on any unused balances. The Vendor Credit Facilities contain certain financial covenants and other restrictions similar to the Credit Facilities.

 (d) The Notes Payable:

  In April 1995, the Company extended the maturity dates on the Notes Payable to bank from 1995 to 1999. In addition, in connection with an acquisition in 1995, the Company assumed the Note Payable to credit corporation.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

6. Notes Payable and Long-Term Debt (continued):

 (e) Other Debt:

  Subsequent to year end, the Company entered into a $20,000 loan agreement with an equipment manufacturer and a bank. The loan, which includes interest at a variable rate, must be used to purchase equipment supplied by the manufacturer. The loan must be repaid in semi-annual installments of $2,000 starting June 20, 1996, and is collateralized by the equipment purchased. The agreement contains certain financial covenants and restrictions similar to the Credit Facilities.

  Subsequent to year end the Company issued Senior Discount Notes (the "1996 Senior Discount Notes") and recorded the net proceeds, exclusive of transaction costs, of approximately $600 million as long-term debt. The Company will accrue to the principal amount of the 1996 Senior Discount Notes of $924,000 through January 2006. Cash interest will not accrue on the 1996 Senior Discount Notes prior to January 15, 2001 however, the Company may elect to commence the accrual of cash interest at any time prior to that date. Commencing July 15, 2001, cash interest will be payable semi-annually. The Company utilized a portion of the proceeds from the 1996 Senior Discount Notes to repay the outstanding balances under the Credit Facilities and a portion of the Notes Payable to bank. In connection with the issuance of the 1996 Senior Discount Notes, certain amendments to the financial covenants of the Credit Facilities and the Vendor Credit Facilities were made which, among other things, allowed the Company to issue the 1996 Senior Discount Notes.

7. Leases:

  Capitalized leases consist of leases of electronic telecommunications equipment. The Company is also leasing premises under various operating leases which, in addition to rental payments, require payments for insurance, maintenance, property taxes and other executory costs related to the leases. Certain leases provide for adjustments in lease cost based upon adjustments in the consumer price index and increases in the landlord's management costs. The lease agreements have various expiration dates and renewal options through 2009.

  Future minimum payments by year and in the aggregate, under the capital leases and non cancelable operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1995:

                                                  Capital  Operating
                                                  Leases     Leases
------------------------------------------------ --------- ---------
1996............................................ $  5,188    $28,422
1997............................................    5,660     27,095
1998............................................    5,660     24,055
1999............................................    5,793     19,819
2000............................................    6,451     16,310
Subsequent to 2000..............................   21,524     84,100
                                                 --------
Total minimum lease payments....................   50,276
Amounts representing interest...................  (16,942)
                                                 --------
Present value of future minimum lease payments..   33,334
Less amounts due in one year....................   (1,922)
                                                 --------
                                                 $ 31,412
                                                 ========

  Rent expense under lease agreements was $27,150 in 1995, $17,789 in 1994 and $8,724 in 1993.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

8. Commitments and Contingencies:

  Under the terms of stockholder agreements, from time to time, minority stockholders in certain subsidiaries have the option to put shares to the Company at a purchase price equal to an appraised value of such shares.

  The Company has issued standby letters of credit to various city governmental agencies and building lessors, amounting to approximately $10,341 at December 31, 1995. It is management's belief that the underlying obligations will be met in the normal course of business without material adverse effect on the Company's financial position.

  The Company is also obligated under rights-of-way and franchise agreements with various entities for the use of their rights-of-way for the installation of its telecommunications systems.

  In 1994, several former stockholders of MFS Telecom, a subsidiary of the Company, filed a lawsuit against the Company, KDG, and the Company's chief executive officer regarding the sale of their shares of MFS Telecom to the Company in September 1992. The plaintiffs allege that certain information was concealed from them, which caused them to sell their shares at an inadequate price. KDG has agreed to indemnify the Company against any claims asserted by the former stockholders.

  The Company is also involved in various other claims and regulatory proceedings incidental to its business. Management believes that any resulting liability beyond that provided should not materially affect the Company's financial position, results of operations or cash flows.

9. Income Taxes:

  Prior to the Company's initial public offering in May 1993 the Company was included in the consolidated income tax returns of PKS. Income taxes were recognized on a separate return basis as if the Company filed its own income tax returns.

  The Company and its parent entered into the Tax Sharing Agreement pursuant to which the parent has agreed to indemnify the Company against federal, state or local income tax liabilities of the consolidated or combined group of which the parent is the common parent for taxable periods beginning on or after January 1, 1993 during which the Company was a member of such group. In addition, pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1993, the Company would pay to the parent amounts equal to the taxes that the Company would otherwise have to pay if it were to file separate federal, state or local income tax returns, except that the Company will not be entitled to carry forward certain net operating losses generated prior to January 1, 1993. As a result of the Company's initial public offering in 1993, the Tax Sharing Agreement applies only to the January-May 1993 period for federal income tax purposes. The Company will recognize tax benefits on losses incurred subsequent to January 1, 1993 only to the extent the Company can utilize those benefits.

  Loss before income taxes is comprised of a loss of approximately $251,000 and $139,000 from domestic operations and approximately $16,000 and $14,000 from foreign operations in 1995 and 1994, respectively. Substantially all of the Company's loss before income taxes prior to 1994 was derived from domestic operations.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

9. Income Taxes (continued):

  Income tax benefit (expense) consists of the following:

                                                       1995     1994    1993
                                                      -----    ------  ------
Current
U.S. Federal......................................    $  -     $   -   $   -
State and other...................................     (600)      (60)   (596)
                                                      -----    ------  ------
                                                       (600)      (60)   (596)
                                                      -----    ------  ------
Deferred
U.S. Federal......................................       -      2,163   7,816
State.............................................       -         -       -
                                                      -----    ------  ------
                                                         -      2,163   7,816
                                                      -----    ------  ------
                                                      $(600)   $2,103  $7,220
                                                      =====    ======  ======

  The actual income tax benefit (expense) differs from the "expected" income tax benefit (computed by applying the U.S. federal corporate tax rate of 35% in 1995, 1994 and 1993 to loss before income taxes) as follows:

                                                      1995     1994     1993
                                                    -------   -------  ------
Federal income tax benefit at statutory rate......  $93,554   $53,656  $8,046
Unutilized tax benefit due to net operating loss..  (91,157)  (49,680)      -
Goodwill amortization.............................   (2,713)   (1,676)   (627)
State income taxes and other......................     (284)     (197)   (199)
                                                    -------   -------  ------
                                                    $  (600)  $ 2,103  $7,220
                                                    =======   =======  ======

  At December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $444,000 which expire in years 1997 through 2010. A valuation reserve has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards.

  The components of deferred taxes were as follows:

                                                   1995       1994
                                                 --------    -------
Deferred tax assets:
Net operating losses..........................   $155,338    $78,692
Other.........................................     14,523     14,771
                                                 --------    -------
Total deferred tax assets.....................    169,861     93,463
                                                 --------    -------
Deferred tax liabilities:
Deferred charges..............................      8,552      6,861
Accumulated depreciation......................     13,880     19,150
Acquisition intangibles, other than goodwill..     11,621     21,280
                                                 --------    -------
Total deferred tax liabilities................     34,053     47,291
                                                 --------    -------
Net deferred tax assets.......................    135,808     46,172
Less: Valuation allowance.....................   (135,808)   (46,172)
                                                 --------    -------
Net deferred tax liabilities..................   $    -      $   -
                                                 ========    =======

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

10. Series A Preferred Stock:

  In May 1995, the Company issued 9,500,000 Depositary Shares (the "Depositary Shares"), each representing a one one-hundredth interest in a share of Series A 8% cumulative convertible preferred stock (the "Series A Preferred Stock"), in a public offering. The proceeds of the offering, net of expenses, was $306,455. The Depositary Shares are mandatorily convertible into an aggregate of 19,000,000 shares of common stock. The Depositary Shares are also redeemable at the option of the Company into shares of common stock on or after May 31, 1998 at a ratio that will vary depending upon certain factors, including the market price of the common stock at the time of redemption and the status of dividend payments. The Depositary Shares are also convertible at the option of the holder at any time at a rate of 163.94 shares of common stock for each share of Series A Preferred Stock (equivalent to a conversion price of $20.43 per share of common stock), subject to certain adjustments.

  The Depositary Shares are entitled to receive dividends, when, as, and if they are declared by the Board of Directors, accruing at the rate of $2.68 per share per annum, payable quarterly in arrears on each February 28, March 31, August 31 and November 30. Dividends are payable in cash or in shares of common stock, at the election of the Company. Certain of the Company's debt agreements restrict the Company's ability to pay cash dividends, and as a result, the Company does not anticipate that it will pay cash dividends on the Series A Preferred Stock for the foreseeable future. The Company paid the dividends on August 31 and November 30, 1995 in common stock valued at $14,773.

  The Depositary Shares are entitled to vote on the basis of .1000 of a vote for each Depositary Share held (equivalent to 10 votes for each share of Series A Preferred Stock). The Series A Preferred Stock has a liquidation preference equal to the greater of (i) the sum of (a) $3,350 per share and (b) all accrued and unpaid dividends thereon to the date of liquidation and (ii) the value of the shares of the Company's common stock into which such Series A Preferred Stock are convertible on the date of liquidation.

11. Spin-Off:

  Pursuant to a planned restructuring of PKS' ownership in the Company's capital stock, on September 30, 1995, the Company issued 15,000,000 shares of Series B, 7 3/4% cumulative convertible preferred stock (the "Series B Preferred Stock") to a wholly owned subsidiary of PKS in exchange for 5,800,000 shares of the Company's common stock, which are being held in treasury. Also pursuant to that restructuring, PKS purchased $1,000 of the Company's common stock and then distributed all of its shares of the Company's common stock and the shares of Series B Preferred Stock to certain of its stockholders. The Series B Preferred Stock received by PKS' stockholders are subject to certain restrictions regarding sale or transfer through September 30, 2001. The common stock received and the Series B Preferred Stock issued in the exchange have been accounted for based upon the market value of the common stock on September 30, 1995.

  The Series B Preferred Stock is convertible into shares of common stock at any time after the first anniversary of the date of issuance at a conversion price of $21.563 (an effective conversion rate of 0.0463768 shares of common stock for each share of Series B Preferred Stock). Dividends on the Series B Preferred Stock accrue at the rate of 7 3/4% per annum and are payable in cash. Dividends will be paid only when, as and if declared by the Board of Directors of the Company. Certain of the Company's debt agreements restrict the Company's ability to pay cash dividends, and as a result the Company anticipates that, in the near future, dividends on the Series B Preferred Stock will not be declared but will continue to accrue. Upon conversion, accrued but unpaid dividends are payable in cash or shares of common stock at the Company's election. At December 31, 1995, the Company has recognized undeclared dividends of $291, or $.02 per Series B preferred share.

  Shares of Series B Preferred Stock are also redeemable at the option of the Company at any time after September 30, 2001 at a redemption price of $1.00 per share, plus accrued and unpaid dividends. The redemption price will be payable in cash or shares of the Company's common stock at the Company's election.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

11. Spin-Off (continued):

  Each share of Series B Preferred Stock has the right to ten votes on all matters presented to the Company's stockholders, however the shares are subject to an irrevocable proxy that has been granted to the Secretary and Assistant Secretary of the Company on all matters other than the election of directors and matters as to which holders of the Series B Preferred Stock vote as a separate class. That proxy requires the Secretary and Assistant Secretary of the Company to vote all of the shares of Series B Preferred Stock in proportion to the vote of the holders of the Company's common stock. The Series B Preferred Stock has a liquidation preference over Junior Stock, as defined, of $1.00 per share, plus an amount equal to unpaid dividends thereon, including accrued dividends, whether or not declared.

12. Common Stock Warrants:

  The Company entered into an agreement on June 8, 1993 to issue 1,500,000 common stock warrants to an investment bank in consideration for the provision of financial advisory services to the Company over a three-year period. The warrants vest quarterly through June 7, 1996, and are exercisable at $13.125 per share during the five-year period following the date each portion vests and becomes exercisable. The fair value of the warrants as of June 8, 1993 has been accounted for within stockholders' equity as additional paid-in capital, with an offsetting deferred charge to equity and will be amortized over the three-year vesting period. In the event of a change in control as defined in the agreement, the warrants immediately vest and become exercisable.

13. Stockholder Rights Plan:

  In September 1995, the Company executed a Rights Agreement that provides for the issuance of preferred stock purchase rights which expire in October 2005. The rights generally will be exercisable and transferable apart from the common stock only after the tenth day following public disclosure that a person or group has acquired beneficial ownership of 15% or more of the common stock or, the tenth business day after the date on which a person commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the common stock of the Company.

  If any person becomes the beneficial owner of 15% or more of the Company's common stock other than pursuant to an offer for all shares which is fair to and otherwise in the best interests of the Company and its subsidiaries, then each right not owned by a 15% or more stockholder or certain related parties will entitle the holder to purchase shares of common stock of the Company (or, in certain circumstances as determined by the Board of Directors of the Company, cash, other property, or other securities) having a value equal to twice the right's exercise price. The rights may not be exercised while they are redeemable . The Company is generally entitled to redeem the rights at $.01 per right at any time until the tenth day following public disclosure that a person or group has become the beneficial owner of 15% or more of the Company's common stock.

  In addition, if, after any person has become a 15%-or-more stockholder, the Company is involved in a merger or other business combination transaction with another person in which its common stock is changed or converted, or sells 50% or more of its assets or earning power to another person, each right will entitle its holder to purchase, at the right's then-current exercise price, shares of common stock of such other person having a value of twice the right's exercise price.

14. Shelf Registration:

  The Company has filed a shelf Registration Statement on Form S-3 with the Securities and Exchange Commission for the sale, from time to time, of one or more series of unsecured debt or equity securities having an aggregate value of $1.0 billion. In January 1996, the Company issued the 1996 Senior Discount Notes which represented a partial drawdown of approximately $600 million on the shelf registration.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

15. Employee Benefit Plans:

 (a) 401(k) Plan:

  The Company administers a 401(k) Plan whereby eligible employees may voluntarily contribute a percentage of compensation. The Company has not contributed to the plan. Full-time employees who have attained 21 years of age are eligible to participate.

 (b) Stock Option Plans:

  On November 23, 1992, the Board of Directors adopted the 1992 Stock Plan, which authorizes, among other things, the grant of options at not less than 100% of the fair market value at the date of the option grant. On that date an aggregate of 12,000,000 shares of common stock were reserved for the exercise of nonqualified stock options. Effective August 31, 1993, the Board of Directors adopted the 1993 Stock Plan, which authorizes the grant of options at not less than 100% of the fair market value at the date of the option grant. The Company has registered 20,000,000 shares of common stock for the grant of options under the 1993 plan. The Compensation Committee of the Board of Directors administers the stock plans. Options vest over a five-year period. Certain non-executive employees have received credit for years of past service under the 1992 stock plan.

  Information regarding the Company's stock option plans is summarized below:

                                      1993            1992
                                      Plan            Plan            Total
                                ---------------  --------------  --------------
Shares under option:
Outstanding December 31, 1992..              -       12,000,000      12,000,000
Granted........................       2,320,000              -        2,320,000
Exercised......................              -         (925,416)       (925,416)
Cancelled......................              -         (381,488)       (381,488)
                                ---------------  --------------  --------------
Outstanding December 31, 1993..       2,320,000      10,693,096      13,013,096
Granted........................       4,801,606         363,790       5,165,396
Exercised......................              -         (935,452)       (935,452)
Cancelled......................        (313,562)       (210,894)       (524,456)
                                ---------------  --------------  --------------
Outstanding December 31, 1994..       6,808,044       9,910,540      16,718,584
Granted........................       5,704,850          79,146       5,783,996
Exercised......................         (96,980)       (720,482)       (817,462)
Cancelled......................        (602,414)       (140,436)       (742,850)
                                ---------------  --------------  --------------
Outstanding December 31, 1995..      11,813,500       9,128,768      20,942,268
                                ===============  ==============  ==============
Option price range per share:
At December 31, 1993...........          $16.25          $6.025  $ 6.025-$16.25
At December 31, 1994...........  $12.375-$18.00  $6.025-$16.375   $6.025-$18.00
At December 31, 1995........... $12.375-$26.625   $6.025-$17.50  $6.025-$26.625
Options price range for shares
exercised:
During the year ended December
31, 1993.......................              -           $6.025          $6.025
During the year ended December
31, 1994.......................              -           $6.025          $6.025
During the year ended December
31, 1995....................... $12.375-$17.125          $6.025  $6.025-$17.125

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

15. Employee Benefit Plans (continued):

Options exercisable:
At December 31, 1993..        -  1,999,602 1,999,602
At December 31, 1994..   432,806 4,513,794 4,946,600
At December 31, 1995.. 1,751,756 5,110,706 6,862,462

 (c) Shareworks:

  Effective October 1995, the Company implemented a new employee benefit plan which is comprised of a grant plan and a match plan jointly known as Shareworks. The plan was offered to each domestic employee hired after September 1, 1995, and also made available to all current employees that choose to be ineligible for future grants under the Company's Stock Option Plans. The grant plan enables the Company to grant shares of the Company's common stock to eligible employees based upon a percentage of the employee's eligible pay, up to 5%. The original grant will vest after three years with any additional grants vesting immediately once the initial three year period has been met.

  The match plan allows eligible employees to defer between 1% and 10% of eligible pay to purchase common stock of the Company at the stock price on each pay period date. The Company will match the shares purchased by the employee on a one-for-one basis. The stock which is credited to each employee's account to match the employee's purchase during any calendar quarter, vests three years after the end of that quarter. The amount deferred by employees for purchases of stock through December 31, 1995 was $1,352.

 (d) Shareworks Plus:

  Subsequent to year end the Company implemented a new employee stock compensation plan which grants stock options to certain key executive employees under a plan known as Shareworks Plus. Under this plan, the value received by the employee upon exercise is determined by the rate of increase in the Company's stock compared to the rate of increase in the S&P 500, a common composite measurement of the stock price of a group of companies. If the stock price of the Company's common stock does not increase faster than the S&P, or if the Company's stock price decreases, the value to be received by the employee upon exercise is $0. If the stock price of the Company's common stock increases at a rate faster than the S&P 500 the value received by the employee upon exercise, which will normally be paid in common stock of the Company, increases. The first grant of approximately 450,000 options under Shareworks Plus, which are immediately vested, was made on January 1, 1996. Subject to the approval of the Company's Compensation Committee of the Board of Directors, additional grants will be made quarterly.

 (e) Accounting for Stock-Based Compensation:

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. SFAS 123 encourages entities to adopt a fair value based method of accounting for employee stock compensation plans, however it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting. Under the intrinsic value based method, many companies, including MFS, have not recognized compensation cost for many of their stock compensation plans. Under the fair value based method, many companies would recognize compensation costs for those same plans.

  The Company plans to adopt SFAS 123 in the first quarter of 1996. While the Company has not yet determined the total effect of adopting SFAS 123, it believes that the adoption of the standard will result in material non-cash charges to operations in 1996 and thereafter. The amount of the non-cash charge will be dependent upon a number of factors, including the number of options granted and the fair value estimated at the time of grant.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

16.  Acquisitions:

  In 1995, the Company acquired all of the issued and outstanding shares of capital stock of companies that provide telecommunications services in Richmond, Virginia, Denver, Colorado and White Plains, New York. The total cost of the acquisitions was approximately $18,567, excluding transaction costs and liabilities assumed. The cost of one of these acquisitions included the issuance of 342,720 shares of the Company's common stock valued at $5,912. These operations have been integrated into MFS Telecom. The effect on the Company's operations as a result of these acquisitions was not significant.

  Effective November 14, 1994, the Company purchased all the outstanding stock of RealCom Office Communications, Inc. ("RealCom"). RealCom was a Shared Tenant Services company that provides telecommunications services, including long distance, equipment and outsourcing. The total cost of the acquisition was approximately $60,302, excluding transaction costs and liabilities assumed. Included in the cost of the acquisition were 2,720,606 shares of the Company's common stock valued at $53,052. RealCom operations have been integrated into MFS Intelenet.

  Effective November 1, 1994, the Company purchased all the outstanding stock of Cylix Communications Corporation ("Cylix"). Cylix provides data communications services by providing connectivity for IBM compatible hosts to remote sites. The total cost of the acquisition was approximately $8,240, excluding transaction costs and liabilities assumed. Included in the cost of the acquisition were 355,490 shares of the Company's common stock valued at $5,990. Cylix operations have been integrated into MFS Datanet.

  Effective May 18, 1994, the Company purchased the common stock and all stock options of Centex Telemanagement, Inc. ("Centex"). Centex provides telecommunications management services for small and medium-sized businesses. The total cost of the acquisition was approximately $202,083, excluding transaction costs and liabilities assumed. Centex operations have been integrated into MFS Intelenet.

  In the first quarter of 1994, the Company acquired all of the issued and outstanding shares of a company that provided telecommunications services in Rochester, Albany and Buffalo, New York and acquired cable and various rights-of-way agreements from a company which provided the base for the Company's network in St. Louis, Missouri. These operations have been integrated into MFS Telecom.

  These acquisitions have been accounted for as purchases and accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the date of the acquisition, and the results of operations have been included in the accompanying financial statements since the dates of acquisition. The total purchase price in excess of the fair market value of the net assets acquired was recorded as goodwill. The goodwill is being amortized on a straight-line basis over a 40-year life.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

16. Acquisitions (continued):

  The following unaudited pro forma information shows the results of the Company as though the acquisitions in 1994 occurred as of the beginning of each period indicated. These results include certain adjustments consistent with the Company's accounting policies related to revenue recognition and amortization of intangible assets. These results are not necessarily indicative of the results that actually would have been attained if the acquisitions had been in effect at the beginning of each period or which may be attained in the future.

                                              Year Ended December 31
                                              ----------------------
                                                 1994       1993
                                              ----------  ---------
Revenue......................................  $421,925   $400,371
Net loss.....................................  (176,483)   (56,054)
Loss per common and common equivalent share..     (1.38)     (0.51)

  In 1994, the Company recorded $24,514 of additional goodwill relating to the settlement of a deferred purchase price adjustment that arose prior to 1994. In April 1990, the Company acquired 80% of the voting stock of Chicago Fiber Optic Corporation, now doing business as Metropolitan Fiber Systems of Chicago, Inc. ("MFS Chicago"). The acquisition was accounted for as a purchase. A portion of the purchase price of the stock acquired was to be based upon the fair market value of MFS Chicago in April 1993. During 1991, the Company acquired an additional 10% of the voting stock of MFS Chicago for a deferred purchase price based upon the MFS Chicago fair market value as of April 1993. The deferred purchase price associated with these purchases of MFS Chicago stock was assumed by KDG, the Company's majority stockholder, without recourse to the Company in 1993 and was settled in the first quarter of 1994. The Company recorded the settlement as goodwill and a capital contribution by KDG.

  The Company also acquired the interest of certain minority shareholders of its subsidiaries during 1995 and 1994.

17. Related Party Transactions:

  The Company incurred expense for services provided by a former affiliate as follows:

                          1995     1994     1993
                          ----    ------    ----
Administrative services.. $600    $1,200    $900
Office lease expense.....  365       364     357
Aircraft expense.........  325       477     516
Insurance expense........  125       287     364

  An officer of the Company is a partner in a law firm that provides legal services to the Company. The Company paid legal fees to this firm of approximately $6,063 in 1995, $2,854 in 1994 and $2,900 in 1993.

  A director of the Company was the chairman of a company that received $35 for management services in 1993 for a network systems integration project in the United Kingdom. In 1993, the Company acquired the director's company for $1,300.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

18. Segment Industry Data:

  The Company operates in two reportable segments primarily within the United
States: telecommunications services and network systems integration services. A summary of the Company's operations by industry follows:

                                   1995        1994        1993
                                ----------  ----------   --------
Revenue:
Telecommunications services.... $  498,225  $  228,707   $ 70,048
Network systems integration....    221,986     155,869    115,942
Intersegment activity..........   (137,017)    (97,829)   (44,879)
                                ----------  ----------   --------
Total.......................... $  583,194  $  286,747   $141,111
                                ==========  ==========   ========
Operating income (loss):
Telecommunications services.... $ (234,055) $ (131,216)  $(35,379)
Network systems integration....     (5,250)     (4,913)     3,478
                                ----------  ----------   --------
Total..........................   (239,305)   (136,129)   (31,901)
Interest income (expense) net..    (25,418)    (16,110)     8,793
Unallocated income (expense)...     (2,575)     (1,065)       119
                                ----------  ----------   --------
Loss before income taxes....... $ (267,298)  $(153,304)  $(22,989)
                                ==========  ==========   ========
Identifiable assets:
Telecommunications services.... $1,793,958  $1,540,675   $864,932
Network systems integration....    106,088      81,053     54,232
Intersegment activity..........    (32,912)    (37,182)   (12,227)
                                ----------  ----------   --------
Total.......................... $1,867,134  $1,584,546   $906,937
                                ==========  ==========   ========
Capital expenditures:
Telecommunications services.... $  504,568  $  359,188   $126,491
Network systems integration....      2,298       4,188        860
                                ----------  ----------   --------
Total.......................... $  506,866  $  363,376   $127,351
                                ==========  ==========   ========
Depreciation and amortization:
Telecommunications services.... $  139,947  $   72,209   $ 33,771
Network systems integration....      2,549       1,660        899
                                ----------  ----------   --------
Total.......................... $  142,496  $   73,869   $ 34,670
                                ==========  ==========   ========

  The Company generated 30% of its revenue during 1993 from a contract with the Department of General Services-State of Iowa, relative to a network systems integration project.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                 (dollars in thousands, except per share data)

19. Quarterly Summary of Operations (Unaudited):

  The following table presents unaudited quarterly operating results for the first quarter of 1994 through the fourth quarter of 1995. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the quarterly results when read in conjunction with the Consolidated Financial Statements and notes thereto. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.

                                                   1994                                    1995
                                  --------------------------------------  --------------------------------------
                                     1st       2nd       3rd       4th       1st       2nd       3rd       4th
                                  --------   -------   -------   -------  --------  --------  --------  --------
Revenue:
Telecommunications services...... $ 22,068   $46,646   $72,880   $87,113  $103,788  $117,079  $131,432  $145,926
Network systems integration......   12,440    14,786    16,099    14,715    14,552    22,926    22,285    25,206
                                  --------   -------   -------   -------  --------  --------  --------  --------
Total............................   34,508    61,432    88,979   101,828   118,340   140,005   153,717   171,132
Loss from operations.............  (18,588)  (27,495)  (37,010)  (53,036)  (56,556)  (58,561)  (60,846)  (63,342)
Other expense, net...............     (859)   (4,326)   (5,819)   (6,171)   (7,252)   (6,167)   (6,143)   (8,431)
Loss before income taxes.........  (19,447)  (31,821)  (42,829)  (59,207)  (63,808)  (64,728)  (66,989)  (71,773)
Income tax benefit (expense).....      972       156       975         -      (100)     (100)     (250)     (150)
Net loss.........................  (18,475)  (31,665)  (41,854)  (59,207)  (63,908)  (64,828)  (67,239)  (71,923)
Loss per share applicable to com-
mon stockholders.................     (.15)     (.26)     (.34)     (.47)     (.50)     (.51)     (.58)     (.64)
EBITDA(1)........................   (6,927)  (11,575)  (16,024)  (27,734)  (27,483)  (26,913)  (22,861)  (19,553)

------
(1) EBITDA consists of earnings (loss) before interest, income taxes, depreciation, amortization and other non-operating income or expenses. EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the periods. See Consolidated Financial Statements of Cash Flows.

20. Stock Split:

  On April 1, 1996 the Board of Directors declared a two-for-one common stock split. The stock split was effected in the form of a stock dividend that was payable to stockholders of record on April 16, 1996. The conversion features of the Company's Series A and Series B Preferred stock were adjusted pursuant to their terms to maintain the proportionate rights of those preferred stocks. In this report, all per share amounts and numbers of shares have been restated to reflect the stock split.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES
                     Consolidated Statements of Operations
                                  (unaudited)


                                    Three months ended        Six months ended
                                         June 30                   June 30
(dollars in thousands,              ------------------        ----------------
 except  per share data)             1996        1995         1996        1995
--------------------------------------------------------------------------------
Revenue                           $ 229,706    $140,005    $ 416,022   $ 258,345

Costs and expenses:
 Operating expenses                 217,911     139,135      392,084     259,017
 Depreciation and amortization       47,979      31,648       92,588      60,721
 General and administrative
  expenses                           33,862      27,783       68,754      53,724
                                  ---------    --------    ---------   ---------
                                    299,752     198,566      553,426     373,462
                                  ---------    --------    ---------   ---------
Loss from operations                (70,046)    (58,561)    (137,404)   (115,117)

Other income (expense):
 Interest income                      5,147       3,520       10,791       6,812
 Interest expense, net              (26,854)     (9,123)     (50,480)    (18,751)
 Other                                 (843)       (564)      (1,627)     (1,480)
                                  ---------    --------    ---------   ---------
  Total other income (expense)      (22,550)     (6,167)     (41,316)    (13,419)
                                  ---------    --------    ---------   ---------

Loss before income taxes            (92,596)    (64,728)    (178,720)   (128,536)
Income tax expense                     (100)       (100)        (200)       (200)
                                  ---------    --------    ---------   ---------
Net loss                            (92,696)    (64,828)    (178,920)   (128,736)
Dividends on preferred stock         (7,460)        -        (14,532)        -
                                  ---------    --------    ---------   ---------
Net loss applicable to common
 stockholders                     $(100,156)   $(64,828)   $(193,452)  $(128,736)
                                  ---------    --------    ---------   ---------
Net loss per share applicable
 to common stockholders              ($0.79)   $  (0.50)   $   (1.54)  $   (1.00)
                                  =========    ========    =========   =========

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                 (dollars in thousands, except per share data)


                                                     June 30,      December 31,
                                                       1996           1995
                                                       ----           ----
                                                    (unaudited)
 ASSETS
 ------
Current assets:
 Cash and cash equivalents........................  $   74,680     $   51,182
 Marketable securities............................     212,448         85,715
 Accounts receivable..............................     198,722        140,302
 Costs and earnings in excess of billings on
  uncompleted contracts...........................      56,646         45,142
 Other current assets.............................      53,029         51,703
                                                    ----------     ----------
  Total current assets............................     595,525        374,044

Networks and equipment, at cost...................   1,634,310      1,315,952
 Less accumulated depreciation and amortization...    (282,918)      (213,548)
                                                    ----------     ----------
  Networks and equipment, net.....................   1,351,392      1,102,404

Goodwill, net.....................................     277,910        281,848
Other assets, net.................................     128,213        108,838
                                                    ----------     ----------
Total assets......................................  $2,353,040     $1,867,134
                                                    ==========     ==========

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                 (dollars in thousands, except per share data)

                                                       June 30,     December 31,
                                                        1996            1995
                                                        ----            ----
                                                     (unaudited)
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
Current liabilities:
 Current portion of notes payable
  and long-term debt..............................  $    2,025       $    1,995
 Current portion of capital lease obligations.....       2,862            1,922
 Accounts payable.................................     174,259          172,407
 Accrued costs and billings in excess of
  revenue on uncompleted contracts................      42,740           28,686
 Accrued compensation.............................      14,157            6,119
 Other current liabilities........................      75,244           63,328
                                                    ----------       ---------
   Total current liabilities......................     311,287          274,457

Notes payable and long-term debt,
 less current portion.............................   1,299,210          692,059
Capital lease obligations, less current portion...      30,145           31,412
Other liabilities.................................      26,864           27,902
Minority interest.................................      11,591           10,972

Commitments and contingencies (Note 7)

Stockholders' equity:
  Preferred stock, $.01 par value.  Authorized
   25,000,000 shares:
    Series A, 8% cumulative convertible;
     issued 94,992 in 1996 and 95,000 in
     1995, variable liquidation preference........           1                1
    Series B, 7 3/4% cumulative convertible;
     issued 15,000,000 in 1996 and 1995,
     liquidation preference $1.00 per share
     plus unpaid dividends........................         150              150
  Common stock, $.01 par value.  Authorized
   400,000,000 shares; issued 126,824,589 in
   1996 and 130,260,228 in 1995 (Note 3)..........       1,268              651
 Additional paid-in capital.......................   1,501,234        1,512,394
 Deferred charge..................................        -              (1,017)
 Foreign currency adjustment......................        (842)              45
 Unrealized investment gain (loss)................        (790)             204
 Accumulated deficit..............................    (827,078)        (555,221)
                                                    ----------       ----------
                                                       673,943          957,207
 Treasury stock, 5,800,000 shares, at cost........        -            (126,875)
                                                    ----------       ----------
   Total stockholders' equity.....................     673,943          830,332
                                                    ----------       ----------
   Total liabilities and stockholders'equity......  $2,353,040       $1,867,134
                                                    ==========       ==========

--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  (unaudited)

                                                             Six months ended
                                                                June 30,
                                                             ----------------
(dollars in thousands)                                      1996         1995
------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net loss                                                $(178,920)     $(128,736)
 Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                             92,588         60,721
  Non cash interest expense                                 45,954         17,474
  Non cash compensation expense                              6,885           -
  Loss on sale of securities                                  -             1,271
  Changes in assets and liabilities,
   net of effects of acquisitions:
    Accounts receivable and other current assets           (80,019)       (35,271)
    Other liabilities                                       35,110         17,708
                                                         ---------      ---------
  Net cash used in operating activities                    (78,402)       (66,833)
                                                         ---------      ---------
Cash flows from investing activities:
 Purchases of networks and equipment                      (311,933)      (249,435)
 Proceeds from maturities and sales
  of marketable securities                                 280,985        319,266
 Purchases of marketable securities                       (404,596)      (278,983)
 Purchases of minority interest in subsidiaries               -            (1,522)
 Acquisitions of businesses, excluding cash acquired          -           (14,858)
 Additions to deferred costs and other                     (12,096)        (9,607)
                                                         ---------      ---------
  Net cash used in investing activities                   (447,640)      (235,139)
                                                         ---------      ---------
Cash flows from financing activities:
 Proceeds from issuance of long-term debt
  and notes payable                                        643,812          6,075
 Proceeds from issuance of preferred stock                    -           306,646
 Payments of debt financing costs                          (20,487)          -
 Payments on long-term debt, including current portion     (88,102)        (3,035)
 Proceeds from exercise of stock options                    14,317          2,339
                                                         ---------      ---------
  Net cash provided by financing activities                549,540        312,025
                                                         ---------      ---------
Net change in cash and cash equivalents                     23,498         10,053
Cash and cash equivalents at beginning of period            51,182         21,518
                                                         ---------      ---------
Cash and cash equivalents at end of period               $  74,680      $  31,571
                                                         =========      =========
------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                                  (unaudited)

Supplemental schedule of non cash financing and investing activities:

The Company recognized a common stock dividend on preferred stock of $14,144 in the six month period ended June 30, 1996.

The Company capitalized non-cash interest expense of $7,108 and $8,852 in the six month periods ended June 30, 1996 and 1995, respectively.

In the first six months of 1995, the Company purchased the stock of companies that provide telecommunications services in Richmond, Virginia, Denver, Colorado and White Plains, New York for $12,655 in cash and the issuance of stock. In connection with the acquisitions, liabilities were assumed as follows:

            Fair value of tangible assets acquired            $11,328
            Fair value of intangible assets acquired           13,226
            Cash paid for stock                               (12,655)
            Stock issued                                       (5,912)
                                                              -------
            Liabilities assumed                               $ 5,987
                                                              =======
--------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                 (dollars in thousands, except per share data)

1.    Basis of Presentation:

      The consolidated balance sheet of MFS Communications Company, Inc. and Subsidiaries (the "Company") at December 31, 1995 was obtained from the Company's audited balance sheet as of that date. All other financial statements contained herein are unaudited and, in the opinion of management, contain all adjustments necessary for a fair presentation of financial position and results of operations and cash flows for the periods presented. Such adjustments consist only of normal recurring items. The Company's accounting policies and certain other disclosures are set forth in the notes to the annual consolidated financial statements.

2.    Income Taxes:

      The income tax expense of $100 for the three months ended June 30, 1996 and 1995, and $200 for the six months ended June 30, 1996 and 1995, resulted from estimated state and foreign tax liabilities.

3.    Capital Stock:

      In the first quarter of 1996, the Company retired the shares of common stock that were held in treasury. The value of the treasury shares reduced common stock, paid in capital and increased the accumulated deficit upon retirement. In addition, the Company's stockholders approved an amendment to the Company's restated certificate of incorporation to increase the number of authorized shares of common stock to 400,000,000.

      On April 1, 1996 the Board of Directors declared a two-for-one common stock split. The stock split was effected in the form of a stock dividend that was payable to stockholders of record on April 16, 1996. The conversion features of the Company's Series A and Series B preferred stock were adjusted pursuant to their terms to maintain the proportionate rights of those preferred stocks. In this report, all per share amounts and numbers of shares have been restated to reflect the stock split. In addition, an amount equal to the $.01 par value of the shares outstanding at April 16, 1996 has been transferred from additional paid in capital to common stock.

      In July, 1996 the Company sold 35,650,000 shares of $.01 par value common stock at $37.125 per share. The proceeds of the offering, net of the underwriters discount and expenses of the offering, was approximately $1.3 billion.

4.    Loss Per Share:

      Loss per common share has been computed using the weighted average number of shares outstanding for each period. The number of shares used in computing loss per share, which have been adjusted due to the two-for-one stock split, was 126,176,000 and 125,596,000 for the three and six month periods ended June 30, 1996 and 128,960,000 and 128,845,000 for the three and six month periods ended June 30, 1995, respectively.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                 (dollars in thousands, except per share data)

5.    Long Term Debt:

      (a)Loan Agreement:
      On January 2, 1996, the Company entered into a $20,000 loan agreement with an equipment manufacturer and a bank. The loans under the agreement, which include interest at a variable rate, will be used to purchase equipment supplied by the manufacturer. The loans must be repaid in semi-annual principal installments of $2,000 starting June 20, 1996, subject to certain adjustments, and are collateralized by the equipment purchased. The agreement contains certain covenants and restrictions similar to the Company's Credit Facilities. The Company may prepay any amounts under the agreement without premium or penalty at any time.

      (b)The 1996 Senior Discount Notes:
      The Company issued 8 7/8% Senior Discount Notes on January 18, 1996 (the "1996 Senior Discount Notes") and recorded the net proceeds, exclusive of transaction costs, of approximately $600,000 as long-term debt. The Company is accruing to the principal amount of the 1996 Senior Discount Notes of $924,000 through January 15, 2001. Cash interest will not accrue on the 1996 Senior Discount Notes prior to January 15, 2001, however, the Company may elect to commence the accrual of cash interest at any time prior to that date. Commencing July 15, 2001, cash interest will be payable semi-annually.

      The 1996 Senior Discount Notes mature on January 15, 2006. On or after January 15, 2001, the 1996 Senior Discount Notes will be redeemable at the option of the Company, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount thereof at stated maturity) if redeemed during the twelve months beginning January 15 of the years indicated below, in each case together with interest accrued to the redemption date:

                           Year                    Percentage
                           2001..................    103.32%
                           2002..................    102.21%
                           2003..................    101.11%
                           2004 and thereafter...    100.00%

      In addition, under certain conditions related to a change in control of the Company, the Company may be required to repurchase all or any part of the 1996 Senior Discount Notes as stipulated in the note agreement. The 1996 Senior Discount Notes are senior unsecured obligations of the Company, with a ranking equal to the 1994 Senior Discount Notes, and are subordinated to all current and future indebtedness of the Company's subsidiaries, including trade payables. The 1996 Senior Discount Notes contain certain covenants which, among other things, restrict the ability of the Company to incur debt, create liens, enter into sale and leaseback transactions, pay dividends, make certain restricted payments, enter into transactions with affiliates, and sell assets or merge with or into another company.

              MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                 (dollars in thousands, except per share data)

6.    Stock Compensation Programs:

      The Company has three stock based compensation programs in effect at June 30, 1996. The programs are described as follows:

      (a)Stock Option Plans:
      The Company's 1992 and 1993 Stock Plans authorize, among other things, the grant of options at not less than 100% of the fair market value at the date of the option grant. The Compensation Committee of the Board of Directors administers the stock plans. Options vest over a five-year period and are generally exercisable up to five years after the grant is completely vested. Options granted under the 1992 and 1993 plans during the first six months of 1996 were not material.

      (b)Shareworks:
      In 1995 the Company implemented an employee benefit plan which is comprised of a grant plan and a match plan jointly known as Shareworks. The grant plan enables the Company to grant shares of the Company's common stock to eligible employees based upon a percentage of the employee's eligible pay, up to 5%. The original grant vests after three years with any additional grants vesting immediately once the initial three year period has been met. On December 29, 1995, the Company granted approximately 128,000 shares of stock under this part of the plan. The Company has not granted any shares during 1996.

      The match plan allows eligible employees to defer between 1% and 10% of eligible pay to purchase common stock of the Company at the stock price on each pay period date. The Company matches the shares purchased by the employee on a one-for-one basis. The stock which is credited to each employee's account to match the employee's purchase during any calendar quarter, vests three years after the end of that quarter. The amount deferred by employees for purchases of stock from January 1, 1996 through June 30, 1996 was $2,193.

      (c)Shareworks Plus:
      In 1996 the Company implemented a new employee stock compensation program which grants stock awards with a four-year life and immediate vesting to certain key executive employees under a program known as Shareworks Plus. Under this program, the value received by the employee upon exercise of the award is determined by the rate of increase in the Company's stock price compared to the rate of increase in the S&P 500 index, measured from the grant date. If the Company's common stock price performance is at or below the price performance of the S&P 500 index, or under certain other circumstances defined in the program, the value to be received by the employee upon exercise is $0. If the Company's common stock price performance is above the price performance of the S&P 500 index the value received by the employee upon exercise, which will normally be paid in common stock of the Company, increases. The Company granted approximately 923,000 awards under this plan during the first six months of 1996. Subject to the approval of the Company's Compensation Committee of the Board of Directors, additional grants will be made quarterly. Terms of the Shareworks Plus program may be modified from time to time by the Compensation Committee of the Board of Directors.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                 (dollars in thousands, except per share data)

6.    Stock Compensation Programs:(continued)

      In the first quarter of 1996, the Company adopted the accounting provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). SFAS 123 encourages entities to adopt the fair value method of accounting for their stock-based compensation plans. Under the fair value based method, compensation cost for stock based compensation plans is measured at the grant date based on the fair value of the award and is recognized over the service period, which for the Company is the vesting period. For the Company's Shareworks Plus program, the fair value was determined using option-pricing models that take into account the stock price at the grant date, the exercise price, a two year expected life for the award, an estimated volatility of 30% for the Company's stock price, no expected dividends, and a risk-free interest rate of 5.27% over the expected life of the award. For the Company's other stock compensation plan, Shareworks, the fair value of the match shares was determined by reference to the market value of the stock that was purchased by the employee and the fair value of the grant shares was determined by the market value of the stock at the grant date.

      The Company recognized compensation expense of $890 related to the Shareworks plan and $5,995 related to the Shareworks Plus program in the six month period ended June 30, 1996. The pro forma impact of adopting the fair value method of accounting in the six month period ended June 30, 1995 was immaterial primarily because the number of options granted in that period under the 1992 and 1993 Stock Option Plans were not material and the fact that the Shareworks and Shareworks Plus programs were not yet implemented. During the initial phase-in period, the effects of applying SFAS 123 for recognizing compensation cost may not be representative of the effects on reported net loss or income for future quarters or years because the options in the Stock Option Plans and the match and grant shares made under the Shareworks program vest over several years and additional awards will be made in the future.

      Under the Company's Shareworks Plus program, the Company granted approximately 923,000 awards during the first six months of 1996, at initial exercise prices that range from $26.62 to $31.13. Approximately 216,000 awards were exercised during the six month period ended June 30, 1996. The fair value of the awards granted was estimated to be $6.50 per award.

7.    Commitments and Contingencies:

      In 1994, several former stockholders of MFS Telecom, a subsidiary of the Company, filed a lawsuit against the Company, the Company's former majority stockholder, Kiewit Diversified Group, Inc. ("KDG"), and the Company's chief executive officer regarding the sale of their shares of MFS Telecom to the Company in September 1992. The plaintiffs alleged that certain information was concealed from them, which caused them to sell their shares at an inadequate price. KDG agreed to indemnify the Company against any claims asserted by the former stockholders. During July 1996 this lawsuit was settled with no cost to the Company.

      The Company is also involved in various other claims and regulatory proceedings incidental to its business. Management believes that any resulting liability beyond that provided should not materially affect the Company's financial position, results of operations or cash flows.

               MFS COMMUNICATIONS COMPANY, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                 (dollars in thousands, except per share data)

8.    Merger Agreement:

      On August 12,1996 the Company issued approximately 58 million shares of common stock and approximately 6 million options to purchase the Company's common stock as consideration for UUNET Technologies, Inc. (UUNET) common stock and options to purchase UUNET common stock, respectively. The aggregate purchase price is estimated to be approximately $2.1 billion. The Company anticipates that a substantial portion of the purchase price will be allocated to intangible assets including goodwill and expects to amortize those intangible assets over periods of up to five years. The actual allocation of the purchase price and determination of useful lives will be made after further evaluation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UUNET Technologies, Inc.:

  We have audited the accompanying consolidated balance sheets of UUNET Technologies, Inc. (a Delaware corporation) and Subsidiaries, as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UUNET Technologies, Inc., and Subsidiaries, as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Washington, D.C.
January 31, 1996

                            UUNET TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except par value amounts)

                                                                               December 31,
                                                                            ------------------
                                                                              1994     1995
                                                                            -------- ---------
                                   ASSETS
Current assets:
Cash and cash equivalents.................................................. $10,493  $ 60,424
Accounts receivable, net of allowance of $455 and $1,647, respectively, for
doubtful accounts..........................................................   5,387    17,768
Inventories................................................................   1,214     1,251
Prepaid expenses and other current assets..................................   1,253     2,149
                                                                            -------  --------
Total current assets.......................................................  18,347    81,592
Property and equipment, net................................................  11,080    54,523
Investments in affiliates..................................................      -      1,321
Other assets...............................................................     198       174
                                                                            -------  --------
Total assets............................................................... $29,625  $137,610
                                                                            =======  ========
                     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of notes payable........................................... $ 1,060   $ 4,652
Accounts payable...........................................................   4,876    10,580
Accrued expenses...........................................................   4,826    24,604
Deferred revenues..........................................................   3,315     3,421
                                                                            -------  --------
Total current liabilities..................................................  14,077    43,257
Notes payable, net of current portion......................................   1,196    13,686
                                                                            -------  --------
Total liabilities..........................................................  15,273    56,943
                                                                            -------  --------
Commitments and contingencies (Notes 6 and 9)
Redeemable Convertible Preferred Stock, $.001 par value; (Notes 1 and 4):
Series A, B, C, D and E, 20,000 shares authorized; 11,150 shares issued
and outstanding as of December 31, 1994....................................  14,073        -
                                                                            -------  --------
Stockholders' equity (Notes 1 and 5):
Preferred Stock, $.001 par value; 500 shares authorized as of December
31, 1995; none issued or outstanding.......................................      -         -
Common Stock, $.001 par value; 50,000 shares authorized as of
December 31, 1995; 10,393 and 32,057 shares issued and outstanding
as of December 31, 1994 and 1995, respectively.............................      10        32
Additional paid-in capital.................................................   9,584   108,071
Deferred compensation......................................................    (207)     (165)
Notes receivable from officers and stockholders (Note 5)...................    (113)       -
Foreign currency translation adjustment....................................     301       282
Accumulated deficit........................................................  (9,296)  (27,553)
                                                                            -------  --------
Total stockholders' equity.................................................     279    80,667
                                                                            -------  --------
Total liabilities and stockholders' equity................................. $29,625  $137,610
                                                                            =======  ========

      The accompanying notes are an integral part of these balance sheets.

                            UUNET TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                              Years Ended December 31,
                                                           ------------------------------
                                                             1993      1994       1995
                                                           --------- --------- ----------
Revenues:
Internet services......................................... $ 10,039  $ 16,860  $  71,521
Software..................................................   13,980    16,278     22,940
                                                           --------  --------  ---------
Total revenues............................................   24,019    33,138     94,461
                                                           --------  --------  ---------
Costs and expenses:
Cost of revenues-
Internet services.........................................    6,452    10,262     46,393
Software..................................................    7,240     9,369     12,946
Network operations and support............................    3,850     6,764     13,127
Sales and marketing.......................................    5,558     9,681     18,762
General and administrative................................    2,248     5,288     12,709
Acquisition expense.......................................       -         -      11,067
                                                           --------  --------  ---------
Total costs and expenses..................................   25,348    41,364    115,004
                                                           --------  --------  ---------
Loss from operations......................................   (1,329)   (8,226)   (20,543)
Interest income...........................................       36       440      2,747
Interest expense..........................................     (103)      (76)      (808)
Equity in net loss of affiliates..........................       -         -        (127)
Loss on sale of investment in related party (Note 7)......     (433)       -          -
                                                           --------  --------  ---------
Loss before income taxes..................................   (1,829)   (7,862)   (18,731)
Benefit (provision) for income taxes (Note 10)............     (197)     (126)       474
                                                           --------  --------  ---------
Net loss.................................................. $ (2,026) $ (7,988) $ (18,257)
                                                           ========  ========  =========
Unaudited pro forma data (Note 1):
Pro forma net loss per common and equivalent share........            $ (0.35)   $ (0.63)
Shares used in computing pro forma net loss per common and
equivalent share..........................................             22,946     28,987


        The accompanying notes are an integral part of these statements.

                            UUNET TECHNOLOGIES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (in thousands)

                                                                                                   Stockholders' Equity
                                                                                                   -------------------------
                                                                                   Redeemable
                                                                                   Convertible
                                                                                 Preferred Stock    Common Stock Additional
                                                                               ------------------- -------------   Paid-in
                                                                                 Shares    Amount  Shares Amount   Capital
                                                                             ----------- ------------  --------- ----------
BALANCE, DECEMBER 31, 1992, AS PREVIOUSLY REPORTED............................      100     $ 200   5,100    $ 5        $-
Adjustment for pooling of interests with Unipalm (Note 1).....................      200       314   2,205      2      1,061
                                                                                -------   -------  ------ ------  ---------
BALANCE, DECEMBER 31, 1992, AS RESTATED.......................................      300       514   7,305      7      1,061
Issuance of Series A Preferred Stock, net of issuance costs of $24, together
with warrants to purchase Series B Preferred Stock ...........................    4,119     2,476      -      -          -
Redemption of Unipalm Preferred Stock.........................................     (200)     (314)     -      -          -
Foreign currency translation adjustment.......................................       -         -       -      -          -
Unipalm fiscal year conversion (Note 1).......................................       -         -       -      -          -
Net loss......................................................................       -         -       -      -          -
                                                                                -------   -------  ------ ------  ---------
BALANCE, DECEMBER 31, 1993, AS RESTATED.......................................    4,219     2,676   7,305      7      1,061
Issuance of Series B Preferred Stock, net of issuance costs of $15............    3,300     3,285      -      -          -
Issuance of Series C Preferred Stock, net of issuance costs of $58............    3,631     8,112      -      -          -
Exercise of stock options and stock purchase rights...........................       -         -    2,170      2        320
Deferred compensation.........................................................       -         -       -      -         208
Amortization of deferred compensation.........................................       -         -       -      -          -
Sale of Common Stock in connection with an initial public offering by Unipalm,
net of issuance costs of $880 (Note 1)........................................       -         -      918      1      7,995
Foreign currency translation adjustment.......................................       -         -       -      -          -
Dividends distributed by Unipalm..............................................       -         -       -      -          -
Net loss......................................................................       -         -       -      -          -
                                                                                -------   -------  ------ ------  ---------
BALANCE, DECEMBER 31, 1994, AS RESTATED.......................................   11,150    14,073  10,393     10      9,584
Issuance of Series D Preferred Stock, net of issuance costs of $45, together
with warrant to purchase Series E Preferred Stock.............................    1,664     3,849      -      -          -
Issuance of Series E Preferred Stock..........................................    2,500    12,500      -      -          -
Sale of Common Stock in connection with an initial public offering, net of
issuance costs of $6,576......................................................       -         -    5,309      5     67,742
Conversion of Preferred Stock in connection with an initial public offering...  (15,314)  (30,422) 15,314     15     30,407
Exercise of stock options and stock purchase rights...........................       -         -      889      1        338
Issuance of Common Stock for Unipalm outstanding options (Note 1).............       -         -      152      1         -
Amortization of deferred compensation.........................................       -         -       -      -          -
Repayment of notes receivable.................................................       -         -       -      -          -
Foreign currency translation adjustment.......................................       -         -       -      -          -
Net loss......................................................................       -         -       -      -          -
                                                                                -------   -------  ------ ------  ---------
BALANCE, DECEMBER 31, 1995....................................................       -        $-   32,057    $32   $108,071
                                                                                =======   =======  ====== ======  =========



                                                                                            Stockholders' Equity
                                                                               ---------------------------------------------------
                                                                                               Notes
                                                                                             Receivable
                                                                                                from        Foreign     Retained
                                                                                              Officers     Currency     Earnings
                                                                                 Deferred       and      Translation (Accumulated
                                                                               Compensation Stockholders Adjustment    Deficit)
                                                                               ------------ ------------ ----------- ------------
BALANCE, DECEMBER 31, 1992, AS PREVIOUSLY REPORTED...........................         $ -          $ -         $ -         $ 582
Adjustment for pooling of interests with Unipalm (Note 1)....................           -            -          255          392
                                                                               -----------  -----------  ----------  -----------
BALANCE, DECEMBER 31, 1992, AS RESTATED......................................           -            -          255          974
Issuance of Series A Preferred Stock, net of issuance costs of $24, together
with warrants to purchase Series B Preferred Stock ..........................           -            -           -            -
Redemption of Unipalm Preferred Stock........................................           -            -           -            -
Foreign currency translation adjustment......................................           -            -         (342)          -
Unipalm fiscal year conversion (Note 1)......................................           -            -           -          (127)
Net loss.....................................................................           -            -           -        (2,026)
                                                                               -----------  -----------  ----------  -----------
BALANCE, DECEMBER 31, 1993, AS RESTATED......................................           -            -          (87)      (1,179)
Issuance of Series B Preferred Stock, net of issuance costs of $15...........           -            -           -            -
Issuance of Series C Preferred Stock, net of issuance costs of $58...........           -            -           -            -
Exercise of stock options and stock purchase rights..........................           -          (113)         -            -
Deferred compensation........................................................         (208)          -           -            -
Amortization of deferred compensation........................................            1           -           -            -
Sale of Common Stock in connection with an initial public offering by Unipalm
net of issuance costs of $880 (Note 1).......................................           -            -           -            -
Foreign currency translation adjustment......................................           -            -          388           -
Dividends distributed by Unipalm.............................................           -            -           -          (129)
Net loss.....................................................................           -            -           -        (7,988)
                                                                               -----------  -----------  ----------  -----------
BALANCE, DECEMBER 31, 1994, AS RESTATED......................................         (207)        (113)        301       (9,296)
Issuance of Series D Preferred Stock, net of issuance costs of $45, together
with warrant to purchase Series E Preferred Stock............................           -            -           -            -
Issuance of Series E Preferred Stock.........................................           -            -           -            -
Sale of Common Stock in connection with an initial public offering, net of
issuance costs of $6,576.....................................................           -            -           -            -
Conversion of Preferred Stock in connection with an initial public offering..           -            -           -            -
Exercise of stock options and stock purchase rights..........................           -            -           -            -
Issuance of Common Stock for Unipalm outstanding options (Note 1)............           -            -           -            -
Amortization of deferred compensation........................................           42           -           -            -
Repayment of notes receivable................................................           -           113          -            -
Foreign currency translation adjustment......................................           -            -         (19)           -
Net loss.....................................................................           -            -           -       (18,257)
                                                                               -----------  -----------  ----------  -----------
BALANCE, DECEMBER 31, 1995...................................................        $(165)         $-         $282     $(27,553)
                                                                               ===========  ===========  ==========  ===========

        The accompanying notes are an integral part of these statements.

                            UUNET TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                     Years Ended December 31,
                                                                  ------------------------------
                                                                    1993      1994       1995
                                                                  --------- --------- ----------
Cash flows from operating activities:
Net loss......................................................... $(2,026)  $(7,988)  $(18,257)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities-
Unipalm fiscal year conversion...................................     (127)       -          -
Depreciation and amortization....................................    1,209     2,151      8,322
Stock option compensation........................................       -          1         42
Write-off of property and equipment..............................      350       582      1,846
Loss on sale of investment in related party......................      433        -          -
Equity in net loss of affiliates.................................       -         -         127
Cash provided by (used in) changes in assets and liabilities:
Accounts receivable, net.........................................      (58)   (2,333)   (12,430)
Inventories......................................................      (90)     (414)       (39)
Prepaid expenses and other current assets........................     (294)     (515)      (906)
Accounts payable.................................................    1,042     2,124      5,741
Accrued expenses.................................................      745     2,862     19,875
Deferred revenues................................................      304     2,312        111
                                                                  --------  --------  ---------
Net cash provided by (used in) operating activities..............    1,488    (1,218)     4,432
                                                                  --------  --------  ---------
Cash flows from investing activities:
Purchases of property and equipment..............................   (3,121)   (9,394)   (53,654)
Repayments of notes receivable from officers and stockholders....       -         -         113
Investments in affiliates........................................      (15)       -      (1,462)
Advances to related party........................................     (266)       -          -
Repayments from related party....................................      475        -          -
                                                                  --------  --------  ---------
Net cash used in investing activities............................   (2,927)   (9,394)   (55,003)
                                                                  --------  --------  ---------
Cash flows from financing activities:
Proceeds from notes payable......................................      435     1,302     20,766
Repayments of notes payable......................................     (683)     (740)    (4,641)
Proceeds from sale of Preferred Stock, net.......................    2,476    11,397     16,349
Proceeds from sale of Common Stock, net..........................       -      8,205     68,087
Redemption of shares.............................................     (314)       -          -
Dividends distributed by Unipalm.................................       -       (129)        -
                                                                  --------  --------  ---------
Net cash provided by financing activities........................    1,914    20,035    100,561
                                                                  --------  --------  ---------
Effect of foreign currency exchange rate changes on cash and cash
equivalents......................................................      197       213        (59)
                                                                  --------  --------  ---------
Net increase in cash and cash equivalents........................      672     9,636     49,931
Cash and cash equivalents, beginning of period...................      185       857     10,493
                                                                  --------  --------  ---------
Cash and cash equivalents, end of period.........................    $ 857   $10,493   $ 60,424
                                                                  ========  ========  =========
Supplemental disclosure of cash flow information:
Cash paid for interest...........................................     $196      $121       $718
Cash paid for income taxes.......................................      250       202         41
Supplemental disclosure of noncash financing activities:
Stockholder notes received for shares of Common Stock............       -        113         -

        The accompanying notes are an integral part of these statements.

                            UUNET TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES:

 Organization and Operations

  UUNET Technologies, Inc. ("UUNET") was incorporated in the state of Delaware in 1990. UUNET and its wholly-owned subsidiaries are collectively referred to herein as the "Company." The Company is a leading worldwide provider of a comprehensive range of Internet access options, applications, and consulting services to businesses, professionals and on-line services providers. The Company's Internet access options provide dedicated and dial-up Internet access. Other applications and services include Web server hosting and integration services, client software and security products, training, and network integration and consulting services. In addition, the Company developed, operates and maintains the high speed dial-up network for Microsoft Corporation ("Microsoft").

  The Company has incurred cumulative losses of approximately $28.3 million during the three-year period ended December 31, 1995. The Company's operations are subject to certain risks and uncertainties including, among others, actual and potential competition by entities with greater financial resources, experience and market presence than the Company, risks associated with consolidation in the industry, risks associated with acquisitions and international expansion, the need to manage growth and expansion, certain technology and regulatory risks, and dependence upon sole and limited source suppliers. See "Risk Factors" elsewhere in this Prospectus.

 Acquisition of Unipalm

  On November 15, 1995, UUNET acquired Unipalm Group plc ("Unipalm"), a provider of Internet access options, networking software, training and consulting services in the United Kingdom and Europe. Under the terms of the tender offer made by UUNET, Unipalm shareholders received 0.1543 of a share of UUNET Common Stock for each Unipalm share. Each holder of a Unipalm option received 0.1543 of a share of UUNET Common Stock for each option, after taking into account the fair market value of such options. Accordingly, UUNET issued 3,338,009 shares of its Common Stock for all of the outstanding shares of Unipalm stock and options to acquire shares of Unipalm stock, and paid cash for fractional shares. The acquisition was accounted for as a pooling of interests and, as such, UUNET's financial statements have been restated to include the results of Unipalm for all periods presented.

  Combined and separate results of UUNET and Unipalm during the periods preceding the acquisition are as follows (in thousands):


                           Years Ended      Nine Months
                          December 31,         Ended
                       ------------------- September 30,
                         1993      1994        1995
                       --------- --------- -------------
                                            (Unaudited)
Revenues:
Previously reported...  $ 7,895   $12,414    $33,394
Unipalm...............   16,124    20,724     27,260
                        -------   -------    -------
Total.................  $24,019   $33,138    $60,654
                        -------   -------    -------
Net income (loss):
Previously reported...  $(2,244)  $(6,949)   $  (750)
Unipalm...............      218    (1,039)    (5,641)
                        -------   -------    -------
Total.................  $(2,026)  $(7,988)   $(6,391)
                        =======   =======    =======

                            UUNET TECHNOLOGIES, INC.

1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-(Continued):

  Unipalm previously had an April 30 fiscal year-end. In order to conform Unipalm's fiscal year-end to UUNET's calendar year-end, the statement of operations for Unipalm for its fiscal year ended April 30, 1994 has been combined with UUNET's statement of operations for its year ended December 31, 1993. The consolidated statement of operations for the year ended December 31, 1993 includes four months (January 1, 1994 through April 30, 1994) which are also included in the consolidated statement of operations for the year ended December 31, 1994. Accordingly, an adjustment has been made in the year ended December 31, 1993 to retained earnings for the duplication of net income of $127,000 for such four month period. Revenues of Unipalm for that four-month period were approximately $6.1 million.

  In connection with the acquisition, the Company recorded one-time charges in the fourth quarter of 1995 for acquisition-related costs of $11.1 million. These costs consisted primarily of investment banking and professional fees, and direct costs necessary to complete the transaction, including taxes and printing and mailing costs.

 Investments in Affiliates

  The following summarizes the Company's investments in various international Internet access and related services providers (in thousands):

                                      December 31,
                                      ------------
                                       1994  1995
                                      ----- ------
Accounted for by the equity method... $  -  $  484
Accounted for by the cost method.....    -     837
                                      ----- ------
Total................................ $  -  $1,321
                                      ===== ======

  Subsequent to year end, UUNET acquired a 40% interest in the outstanding capital of EUnet Deutschland GmbH ("EUnet Germany"), a provider of Internet access options, applications and consulting services in Germany, for $1.6 million.

  In January 1996, UUNET and UUNET Canada, Inc. ("UUNET Canada") entered into a letter of intent providing for an increase in UUNET's equity ownership of UUNET Canada from 20% to 51%. On April 1, 1996, UUNET paid $3,585,329 in cash and issued 27,079 shares of Common Stock for the additional 31 percent interest in UUNET Canada.

 Initial Public Offerings

  In May 1995, UUNET completed an initial public offering of 5,433,750 shares of Common Stock at a price per share of $14.00, of which 5,308,750 shares were sold by UUNET and 125,000 shares were sold by a selling stockholder. After the underwriting discounts, commissions and other expenses, net proceeds to UUNET from the initial public offering were approximately $67.7 million. Upon the closing of the initial public offering, all outstanding shares of Redeemable Convertible Preferred Stock, including those shares issued in connection with warrants for the purchase of 2,500,000 shares of Series E Preferred Stock exercised immediately prior to the closing of the initial public offering, automatically converted into Common Stock.

  In March 1994, Unipalm completed an initial public offering, with net proceeds of approximately $8.0 million.

                            UUNET TECHNOLOGIES, INC.

1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-(Continued):

 Summary of Significant Accounting Policies

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods and reported amounts of assets and liabilities at the date of the financial statements.

 Principles of Consolidation

  The consolidated financial statements include the accounts of UUNET and all majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated. Investments in affiliated companies owned 20% or more are accounted for using the equity method, while investments in companies owned less than 20% are accounted for using the cost method.

 Pro Forma Net Loss Per Common and Equivalent Share

  Pro forma net loss per common and equivalent share is based on the weighted average number of shares outstanding during the periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, all shares, options and warrants issued during the twelve months immediately preceding the initial public offering were treated as if they had been outstanding through March 31, 1995, using the treasury stock method and at a per share price of $14.00, the initial public offering price. Subsequent to March 31, 1995, the effects of warrants and options have not been considered because the effect would be antidilutive.

  Earnings per share data prior to 1994 has been omitted because the automatic conversion of the Redeemable Preferred Stock into Common Stock materially changed UUNET's capitalization. Fully-diluted loss per share is not presented as it would not materially differ from primary loss per share.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents as of December 31, 1994 consisted of U.S. Treasury Bills totaling approximately $3.0 million. Cash equivalents as of December 31, 1995 consisted of short-term commercial paper totaling approximately $8.7 million. As of December 31, 1994 and 1995, the fair value of these securities approximated cost.

 Concentrations of Cash and Accounts Receivable

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. As of December 31, 1994, the Company had concentrations of cash in two banks in the form of demand deposits and money market accounts, totaling approximately $1.2 million at one bank and $5.8 million at the other bank. As of December 31, 1995, the Company had concentrations of cash in a financial institution money market fund of approximately $47.8 million and short-term commercial paper of approximately $8.7 million. Also as of December 31, 1995, UUNET had approximately $6.4 million in accounts receivable from Microsoft (see
Note 2). The Company believes that concentrations of credit risk with respect to the remaining balance in accounts receivable are limited due to the large number of entities comprising the Company's customer base. The Company maintains an allowance for doubtful accounts for accounts receivable based upon factors surrounding the credit risk of specific customers, historical trends and other information.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out) or market, and consist primarily of third party packaged software for resale.

                            UUNET TECHNOLOGIES, INC.

1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-(Continued):

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation, including depreciation of assets acquired under capital lease agreements, is recorded on a straight-line basis for financial reporting purposes. Property and equipment consist of the following (in thousands):

                                      December 31,
                                   ------------------     Useful Lives
                                     1994     1995         (In Years)
                                   -------- ---------     ------------
Network and computer equipment.... $11,480   $58,244        4 -  5
Furniture and office equipment....   1,743     6,899        4 - 10
Purchased software................   1,357     1,908        3 -  4
Vehicles..........................     693     1,029        4
                                   -------   -------
Property and equipment, at cost...  15,273    68,080
Less-Accumulated depreciation.....  (4,193)  (13,557)
                                   -------   -------
Property and equipment, net....... $11,080   $54,523
                                   =======   =======

  The Company leases certain vehicles and computer equipment under noncancelable capital leases. Total cost of equipment capitalized under capital leases as of December 31, 1994 and 1995 was approximately $1,398,000 and $5,220,000, respectively, while related accumulated depreciation was approximately $405,000 and $1,478,000, respectively.

 Accrued Expenses

  Accrued expenses consist of the following (in thousands):

                              December 31,
                             --------------
                              1994    1995
                             ------ -------
Network costs...............  $ 912 $10,501
Acquisition expenses........     -    7,377
Compensation and benefits...  2,009   3,407
Professional fees...........    467     820
Other.......................  1,438   2,499
                             ------ -------
Total....................... $4,826 $24,604
                             ====== =======

 Foreign Currency Translation

  Assets and liabilities of foreign subsidiaries are translated at the exchange rate in effect at each year-end. Statements of operations accounts are translated at the average rate of exchange during the year. Translation adjustments arising from differences in exchange rates from period to period are included in the foreign currency translation adjustment account in stockholders' equity. Gains and losses from transactions denominated in a foreign currency are included in operations currently.

 Revenue Recognition

  Internet services revenues consist primarily of monthly service fees, equipment sales and installation charges. Service fees consist of fixed monthly amounts and/or hourly amounts based on usage and are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Equipment sales and installation charges are recognized when installation is completed.

                            UUNET TECHNOLOGIES, INC.

1. THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES-(Continued):

  Revenues under network agreements (Note 2) are included in Internet services revenues and are recognized as costs are incurred plus the applicable fees earned. Adjustments to fees provided as incentives under contract provisions and estimated losses on contracts, if any, are recorded when such adjustments or losses are known.

  Software revenues consist primarily of the sale of packaged third party software. The Company recognizes revenue on software product sales at the time of delivery of the software, provided no significant future vendor obligations exist. Customer support fees are deferred and recognized ratably over the period of the service obligation.

 Cost of Revenues

  Internet services cost of revenues consists primarily of network telecommunication costs, depreciation of network equipment, and the cost of equipment and other products sold to customers. Software cost of revenues consists primarily of packaged third party software costs.

 Network Operations and Support

  Network operations and support expenses consists primarily of the costs of operating and monitoring the network and providing technical support to customers.

 Recent Pronouncement

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which is effective for the Company's December 31, 1996 financial statements. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or under the provisions of APB 25, but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS 123 had been adopted. The Company intends to continue accounting for its stock-based compensation in accordance with the provisions of APB 25. As such, the adoption of SFAS No. 123 will not impact the financial position or the results of operations of the Company.

2. NETWORK AGREEMENTS:

  In December 1994, UUNET and Microsoft entered into a binding Memorandum of Understanding, which was formalized into a definitive agreement (the "Microsoft Agreement") in March 1995, for the development, operation and maintenance of a high speed dial-up and ISDN TCP/IP access network (the "Dial-Up Network"). Microsoft is obligated to reimburse UUNET for the cost of constructing, maintaining and operating the Dial-Up Network, as well as pay a management fee. The initial term of the Microsoft Agreement expires in March 2000, and it may be extended by Microsoft for an additional five-year term. In March 1995 and as part of this strategic relationship, Microsoft purchased 1,664,000 shares of Series D Preferred Stock at $2.34 per share and in May 1995 exercised warrants to purchase 2.5 million shares of Series E Preferred Stock at $5.00 per share (Notes 4 and 5). Upon closing of the initial public offering, Microsoft's Preferred Stock was converted into 4,164,000 shares of Common Stock. UUNET also entered into a $26.0 million loan agreement (Note 3) with Microsoft, which allows UUNET to borrow funds to finance the purchase of equipment for the construction of the Dial-Up Network. UUNET owns the network equipment, subject to Microsoft's security interest. UUNET controls and operates the Dial-Up Network and is able to sell a portion of the Dial-Up Network capacity to other customers. Revenues from network services relating to the Dial-Up Network represented 20.4% of total revenues for the year ended December 31, 1995.

                            UUNET TECHNOLOGIES, INC.

3. BORROWING ARRANGEMENTS:

  In December 1994, UUNET entered into a Credit Agreement with a bank to provide for a $500,000 working capital line of credit ("Working Capital Facility"), a $1,000,000 term facility ("Term Facility") and a $3,500,000 equipment facility ("Equipment Facility"). No amounts had been borrowed under the Working Capital Facility, which expired in August 1995. The Term Facility and Equipment Facility accrued interest at the bank's prime rate plus 1.75% (10.5% at December 31, 1994). As of December 31, 1994, UUNET had borrowed the $1,000,000 available under the Term Facility, which was repaid in June 1995. During 1995, UUNET borrowed approximately $2,500,000 under the Equipment Facility, all of which was repaid in June 1995. The Term Facility and Equipment Facility expired in 1995.

  UUNET had notes payable to a related party (Note 7) that were due in monthly installments through December 1995. Interest was fixed at rates of 8% or 10%, and the notes were secured by specified network computer equipment of UUNET. The notes were repaid in full in April 1995. Interest expense on these notes was approximately $58,000, $33,000 and $4,000 in 1993, 1994 and 1995,
respectively. UUNET also had a note payable to a stockholder ($59,000 at December 31, 1993) that was due and repaid in full in September 1994. Interest accrued at 8% annually.

  In connection with the Microsoft Agreement, UUNET obtained a $26.0 million equipment loan facility from Microsoft to finance equipment purchases in conjunction with the construction of the Dial-Up Network. Principal and interest, at the higher of the Applicable Federal Rate ("AFR") in effect on the date of the Microsoft Agreement (7.74%) or the AFR in effect at the time of the advance (5.79% as of December 31, 1995), are payable on each advance quarterly over five years. Borrowings under the agreement are collateralized by the equipment purchased. The carrying amount of the equipment loan facility as of December 31, 1995 approximated fair market value. As of December 31, 1995, $10,501,000 was available for future advances under this facility.

      Notes payable outstanding consisted of the following (in thousands):

                                      December 31,
                                    -----------------
                                      1994     1995
                                    -------- --------
Note payable to Microsoft..........     $-   $14,595
Notes payable to banks.............   1,000       -
Notes payable to related parties...     199       -
Capital leases.....................   1,057    3,743
                                     ------  -------
Total obligations..................   2,256   18,338
Less: Current portion..............  (1,060)  (4,652)
                                     ------  -------
Long-term obligations..............  $1,196  $13,686
                                     ======  =======

  Aggregate future principal payments on notes payable and future minimum lease payments under capital leases as of December 31, 1995, are as follows (in thousands):

Years Ending                                  Capital
December 31,                           Notes  Leases   Total
------------------------------------- ------- ------- --------
1996.................................  $3,100 $1,833   $4,933
1997.................................   3,100  1,630    4,730
1998.................................   3,100    550    3,650
1999.................................   3,100     86    3,186
2000.................................   2,195     -     2,195
                                      ------- ------  -------
                                       14,595  4,099   18,694
Less: Amount representing interest...      -    (356)    (356)
                                      ------- ------  -------
Total................................ $14,595 $3,743  $18,338
                                      ======= ======  =======

                            UUNET TECHNOLOGIES, INC.

4. REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  Redeemable Convertible Preferred Stock consists of the following (in thousands, except per share amounts):

                                                                           December 31,
                                                                   ----------------------------
                                                                        1994           1995
                                                                   -------------- -------------
                                                                   Shares  Amount Shares Amount
                                                                   ------ ------- ------ ------
Series A Preferred Stock, $.001 par value; 4,219 shares desig-
nated and authorized as Series A; preference in liquidation of
$0.64 per share, $2,700 in the aggregate......................      4,219 $ 2,676     -    $ -
Series B Preferred Stock, $.001 par value; 3,300 shares desig-
nated and authorized as Series B; preference in liquidation of
$1.00 per share, $3,300 in the aggregate......................      3,300   3,285     -      -
Series C Preferred Stock, $.001 par value; 4,000 shares desig-
nated and authorized as Series C; preference in liquidation of
$2.25 per share, $8,170 in the aggregate......................      3,631   8,112     -      -
Series D Preferred Stock, $.001 par value, 1,664 shares desig-
nated and authorized as Series D; preference in liquidation of
$2.34 per share...............................................         -       -      -      -
Series E Preferred Stock, $.001 par value, 2,500 shares desig-
nated and authorized as Series E; preference in liquidation of
$5.00 per share...............................................         -       -      -      -
                                                                   ------ ------- -----  -----
Total.........................................................     11,150 $14,073     -  $   -
                                                                   ====== ======= =====  =====


 Preferred Stock Warrants

  In connection with the sale of Series A Preferred Stock in 1993, UUNET issued warrants for the purchase of 3,300,000 shares of Series B Preferred Stock at an exercise price of $1.00 per share. These warrants were exercised during 1994, which resulted in gross proceeds of $3,300,000 to UUNET.

  As part of its strategic relationship with Microsoft, UUNET issued warrants to Microsoft for the purchase of 2,500,000 shares of Series E Preferred Stock in March 1995, at an exercise price of $5.00 per share. These warrants were exercised in May 1995, which resulted in gross proceeds of $12.5 million to UUNET.

5. STOCKHOLDERS' EQUITY:

  Microsoft has agreed that it will not directly or indirectly, except in connection with any exercise of its right of first refusal, acquire shares of Common Stock which when combined with its holdings, would result in Microsoft owning greater than 18.11% of the then outstanding shares of Common Stock. Microsoft also has agreed that it will not (i) enter into any voting agreement or voting trust in connection with UUNET securities, (ii) form, or participate in the formation of, any legal entity for the purpose of acquiring, voting or disposing of UUNET securities, or (iii) act in concert with any person or entity for the purpose of acquiring, holding, voting or disposing of UUNET securities if by so acting Microsoft or such other person would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission or to amend a previously filed Schedule 13D or 13G. UUNET has granted Microsoft a right of first refusal and a right of first offer with respect to certain acquisitions of more than 50 percent of the stock or assets of UUNET that may be proposed in the future.

                            UUNET TECHNOLOGIES, INC.

5. STOCKHOLDERS' EQUITY-(Continued):

 Increase in Authorized Shares

  On January 31, 1996, the stockholders of UUNET at a Special Meeting of Stockholders approved the increase in the authorized shares of Common Stock to 175,000,000, and UUNET filed a Certificate of Amendment to Restated Certificate of Incorporation effecting such increase.

 Notes Receivable from Employees for Stock Purchases

  During 1994, certain employees of UUNET signed promissory notes in favor of UUNET in conjunction with the purchase of stock under the terms and conditions of UUNET's Incentive Stock Plan. The loans accrued interest at 8% annually and were repaid during 1995.

 Incentive Stock and Equity Incentive Plans

  UUNET's Incentive Stock Plan (the "Option Plan") was adopted in 1990 and was terminated on May 25, 1995. Under the Option Plan, the Board of Directors of UUNET had the authority to grant incentive stock options, nonqualified stock options and stock purchase rights at their discretion. Options granted under the Option Plan are exercisable for periods up to ten years from the date of grant. All options outstanding on the date of the Option Plan termination remained exercisable in accordance with their terms.

  In 1995, UUNET adopted an Equity Incentive Plan (the "Incentive Plan"), which provides for the grant of options, restricted stock, stock purchase rights and performance shares to employees of the Company. Incentive stock options and nonqualified stock options may be granted under the Incentive Plan at exercise prices of 100% and at least 85%, respectively, of the fair market value of Common Stock at the date of grant. Restricted stock awards consist of shares of Common Stock with transfer restrictions that lapse over a period not to exceed ten years. Stock purchase rights provide for the purchase of shares of Common Stock at a price of at least 85% of the Common Stock's fair market value. These stock purchase rights are generally exercisable for a period of 30 days after the date of grant. Performance awards of shares of Common Stock may be granted for attainment of performance criteria determined by the Board of Directors of UUNET. A total of 2,669,514 shares of Common Stock were reserved for issuance under the Incentive Plan and the Option Plan. Any shares not issued or reserved under the Option Plan become available for issuance under the Incentive Plan. On January 31, 1996, the stockholders of UUNET at a Special Meeting of Stockholders approved an increase in the number of shares reserved for issuance under the Incentive Plan to 6,669,514.

  The following table summarizes all option and purchase right activity under the Option Plan and the Incentive Plan for the three years ended December 31, 1995:

                                        Number of   Exercise Price
                                          Shares       Per Share
                                       ------------ --------------
Outstanding as of December 31, 1992...     350,000    $ 1.00
Granted...............................     175,000      1.00
                                       -----------    ------------
Outstanding as of December 31, 1993...     525,000      1.00
Granted...............................   4,680,450     0.05-$ 0.25
Exercised.............................  (2,110,950)    0.05-  0.25
Canceled..............................  (1,160,042)    0.05-  0.16
                                       -----------    ------------
Outstanding as of December 31, 1994...   1,934,458     0.05-  1.00
Granted...............................     991,150     5.00- 75.00
Exercised.............................    (862,661)    0.05-  1.00
Canceled..............................     (86,783)    0.05- 45.00
                                       -----------    ------------
Outstanding as of December 31, 1995...   1,976,164    $0.05-$75.00
                                       ===========    ============

                            UUNET TECHNOLOGIES, INC.

5. STOCKHOLDERS' EQUITY-(Continued):

  As of December 31, 1994 and 1995, options to purchase 771,049 and 383,751 shares, respectively, were exercisable.

  Compensation equal to the difference between the assumed fair value of Common Stock at the grant date and the exercise price of the options, if any, is recognized ratably over the vesting period. Compensation expense related to options granted in 1994 is approximately $207,000 and will be recognized over the vesting period, which is generally five years. Compensation expense relating to stock options was $1,000 in 1994 and $42,000 in 1995.

  Prior to the acquisition, Unipalm maintained its own stock option plan. Stock options granted under the Unipalm plan were 194,078 and 39,347 in 1994 and 1995, respectively. The statement of stockholders' equity reflects the exercise of vested options of 36,862 and 26,089 in 1994 and 1995, respectively. All remaining Unipalm options outstanding at the time of the acquisition were exchanged for UUNET Common Stock.

 1995 Performance Option Plan

  In 1995, UUNET adopted the 1995 Performance Option Plan (the "Performance Plan") that provides for grants of nonqualified stock options to purchase shares of Common Stock to employees of UUNET. Options to purchase 161,180 shares of Common Stock at an exercise price of $6.00 per share were granted in February 1995, of which options to purchase 17,600 shares were canceled as of December 31, 1995. Options granted under the Performance Plan were exercisable on December 31, 2004, subject to acceleration provisions if the Company met performance goals specified in the Performance Plan. Such performance goals were achieved in 1995, resulting in the acceleration of vesting of the options outstanding under the Performance Plan to March 31, 1996.

 Employee Stock Purchase Plan

  In 1995, UUNET adopted the Employee Stock Purchase Plan (the "Purchase Plan") to permit employees of UUNET to purchase Common Stock at a price equal to 85% of the lesser of the fair market value at the beginning or end of the enrollment period as defined by the Purchase Plan. The first enrollment period begins in February 1996.

 Nonemployee Directors Stock Option Plan

  In 1995, UUNET adopted the Nonemployee Directors Stock Option Plan (the "Directors Plan") to grant nonqualified stock options to directors of UUNET who are not employees. Eligible nonemployee directors will be granted an option to purchase 7,500 shares of Common Stock on the day of their election, re-election or appointment. The exercise price of all options will be equal to the fair market value of Common Stock on the grant date. The options will vest ratably over a three-year period. As of December 31, 1995, no options had been granted under the Directors Plan.

 Reserved Shares

  The Company has reserved 6,843,565 shares of Common Stock for issuance pursuant to stock plans as of January 31, 1996.

                            UUNET TECHNOLOGIES, INC.

6. COMMITMENTS AND CONTINGENCIES:

 Telecommunications Lines

  The Company has guaranteed monthly usage levels with various communications vendors through January 2009. As of December 31, 1995, the annual commitments (exclusive of usage discounts) were as follows (in thousands):

Years Ending December 31,  Amount
------------------------- --------
1996..................... $ 37,448
1997.....................   31,407
1998.....................   30,002
1999.....................   22,780
2000.....................   10,638
Thereafter...............   10,464
                          --------
Total.................... $142,739
                          ========

 Facilities Leases

  The Company leases and subleases office space at various locations with expiration dates through April 2001. In 1994, UUNET terminated its then existing office lease in conjunction with the signing of a sublease agreement and recorded approximately $330,000 for costs associated with lease termination and idle equipment during the lease termination period. During 1995, the Company recorded lease termination and idle equipment costs of approximately $1.8 million classified as general and administrative expense in the accompanying statements of operations as a result of consolidating substantially all of Unipalm's operations into a new facility. Rent expense for the years ended December 31, 1993, 1994 and 1995, including lease termination and idle equipment costs, was approximately $828,000, $1,323,000 and $3,361,000, respectively.

  Future minimum annual lease payments under all operating lease and sublease agreements as of December 31, 1995, were as follows (in thousands):

Years Ending December 31, Amount
------------------------- ------
1996..................... $2,599
1997.....................  2,361
1998.....................  2,382
1999.....................  1,248
2000.....................  1,109
Thereafter...............    284
                          ------
Total.................... $9,983
                          ======

7. RELATED PARTY TRANSACTIONS:

  In 1993, UUNET realized a loss of $433,000 on the disposition to a third party of its investment in an affiliate. The investment in this affiliate consisted of shares of common stock, capital contributions and loans totaling $778,000. The disposition included agreements settling guarantees and obligations of UUNET for the benefit of this affiliate.

                            UUNET TECHNOLOGIES, INC.

7. RELATED PARTY TRANSACTIONS-(Continued):

  At its inception, UUNET acquired the assets and liabilities of UUNET Communications Services, Inc. ("UCS"). UUNET assumed all of the assets, liabilities and customers of UCS in exchange for a note and a five- year royalty agreement. The carrying amounts of the assets and liabilities assumed were equal to the historical book value of UCS. The agreement required UUNET to pay UCS a royalty equal to 4% of the gross revenue billed for certain services. Royalty expense for the years ended December 31, 1993, 1994 and 1995, was approximately $76,000, $99,000 and $55,000, respectively. In 1995, UUNET entered into an agreement with UCS, whereby UUNET repaid all of its UCS debt obligations and agreed upon and prepaid all of its royalty obligations to UCS.

8. SEGMENT AND GEOGRAPHIC INFORMATION:

  The Company sells its products and services in several geographic regions. Net revenues relating to each region are as follows (in thousands):

                 Years Ended December 31,
                 ------------------------
                   1993     1994    1995
                 -------- ------- -------
United States...   $7,984 $13,989 $59,305
Europe..........   15,737  19,004  34,405
Other...........      298     145     751
                  ------- ------- -------
                  $24,019 $33,138 $94,461
                  ======= ======= =======

  A summary of net revenues, operating income (loss) and identifiable assets by operating location is as follows (in thousands):

                                Years Ended December 31,
                             ------------------------------
                               1993      1994       1995
                             --------- --------- ----------
Net revenues:
United States...............  $ 7,895   $12,414   $ 57,375
Europe......................   16,124    20,724     37,086
                              -------   -------   --------
Total net revenues..........  $24,019   $33,138   $ 94,461
                              =======   =======   ========
Operating income (loss):
United States...............  $(1,758)  $(6,974)   $(1,300)
Europe......................      429    (1,252)    (8,176)
Acquisition costs...........       -         -     (11,067)
                              -------   -------   --------
Total operating loss........  $(1,329)  $(8,226)  $(20,543)
                              =======   =======   ========
Identifiable assets:
United States...............  $ 3,645   $12,025   $118,385
Europe......................   14,312    17,600     19,225
                              -------   -------   --------
Total identifiable assets...  $17,957   $29,625   $137,610
                              =======   =======   ========

  Net revenues are categorized by the location of the office from which the sales were generated, rather than the customer's geographic location.

                            UUNET TECHNOLOGIES, INC.

9. EMPLOYEE RETIREMENT PLAN:

  Effective January 1, 1995, UUNET adopted a 401(k) salary deferral plan (the "401(k) Plan"). Employees of UUNET are eligible to participate in the 401(k) Plan when they reach age 21 and have completed half of a year of service with UUNET. The 401(k) Plan replaced a Simplified Employee Pension ("SEP") Plan, which allowed UUNET to make discretionary contributions. Total expense related to the SEP Plan was approximately $165,000 and $451,000 for the years ended December 31, 1993 and 1994, respectively; no contribution was made during 1995. UUNET matched 1% of contributions made by eligible employees in 1995 under the 401(k) Plan, which expense totaled $71,000 for the year ended December 31, 1995.

10. INCOME TAXES:

  The Company records income taxes in accordance with SFAS 109, "Accounting for Income Taxes." The adoption of SFAS 109 by UUNET on January 1, 1993, had no effect on the consolidated financial position or results of operations for the year ended December 31, 1993.

  The components of the benefit (provision) for income taxes are as follows (in thousands):

                                       Years Ended December 31,
                                      ----------------------------
                                       1993     1994        1995
                                      -------   ------     -------
Current:
Federal........................         $15       $  -       $ -
State..........................           2          -         -
Foreign........................        (123)       (242)      570
                                      -----       -----      ----
Total current..................        (106)       (242)      570
                                      -----       -----      ----
Deferred:
Federal........................          -           -         -
State..........................          -           -         -
Foreign........................         (91)        116       (96)
                                      -----       -----      ----
Total deferred.................         (91)        116       (96)
                                      -----       -----      ----
Total..........................       $(197)      $(126)     $474
                                      =====       =====      ====

  Significant components of the Company's deferred tax assets (liabilities) are as follows (in thousands):

                                                       December 31,
                                                    -------------------
                                                      1994      1995
                                                    --------- ---------
Net operating loss carryforwards...................  $ 2,146   $ 5,547
Accruals not currently deductible for tax purposes.    1,753     2,351
Depreciation.......................................     (646)   (2,170)
Allowance for doubtful accounts....................       76       446
                                                     -------   -------
Gross deferred tax assets..........................    3,329     6,174
Valuation allowance................................   (3,233)   (6,174)
                                                     -------   -------
Net deferred tax assets............................  $    96   $     -
                                                     =======   =======

                            UUNET TECHNOLOGIES, INC.

10. INCOME TAXES-(Continued):

 A reconciliation between the Company's effective tax rate and the federal income tax rate on loss from continuing operations is as follows:

                                                                  Years Ended December 31,
                                                                  -----------------------
                                                                   1993    1994    1995
                                                                  ------- ------- -------
Statutory federal income tax rate..............................     (34)%   (34)%   (34)%
State income taxes.............................................      (4)     (4)     (4)
Difference in tax rates on consolidated foreign subsidiaries...      (1)      1       2
Acquisition expense............................................      -       -       18
Losses not benefited...........................................      47      34      16
Other..........................................................       3       5      (1)
                                                                  -----    ----    ----
Effective income tax rate......................................      11%      2%     (3)%
                                                                  =====    ====    ====

  As of December 31, 1995, the Company had U.S. federal and foreign net operating loss ("NOLs") of approximately $12,177,000 and $2,455,000, respectively. The federal NOLs expire in years 2008 through 2010; foreign NOLs may be utilized in future years to the extent of foreign income. The amount of federal NOLs available to be used in any given year may be limited in the event of significant changes in the ownership of UUNET. Management believes that the prior ownership changes will not significantly limit the Company's ability to use its NOLs. The Company has fully reserved its deferred tax assets as of December 31, 1995.

                           UUNET TECHNOLOGIES, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                                                         Three Months Ended                  Six Months Ended
                                                              June 30,                           June 30,
                                                      -----------------------           -------------------------
                                                         1996          1995                1996           1995
                                                      ---------     ---------           ---------       ---------

Revenues:

   Internet services                                  $  54,026     $  13,655           $  93,030       $  22,470
   Software                                               2,993         6,350               7,002          12,555
                                                      ---------     ---------           ---------       ---------
       Total revenues                                    57,019        20,005             100,032          35,025
                                                      ---------     ---------           ---------       ---------
Costs and expenses:
   Cost of revenues-
    Internet services                                    34,507         8,316              59,569          12,806
    Software                                              1,862         3,336               4,253           6,893
   Network operations and support                         6,701         3,384              11,966           5,699
   Sales and marketing                                    9,238         4,126              16,036           7,336
   General and administrative                             3,275         3,111               6,401           4,950
                                                      ---------     ---------           ---------       ---------
       Total costs and expenses                          55,583        22,273              98,225          37,684
                                                      ---------     ---------           ---------       ---------

Income (loss) from operations                             1,436        (2,268)              1,807          (2,659)

Interest income                                             368           433                 945             627
Interest expense                                           (453)         (141)               (782)           (224)
Equity in net loss of affiliates                           (540)          ---                (926)            ---
Minority interest                                           356           ---                 356             ---
Other                                                      (100)          ---                (100)            ---
                                                      ---------     ---------           ---------       ---------
Income (loss) before income taxes                         1,067        (1,976)              1,300          (2,256)
Benefit for income taxes                                    ---           122                 ---             139
                                                      ---------     ---------           ---------       ---------
Net income (loss)                                        $1,067       $(1,854)             $1,300         ($2,117)
                                                      =========     =========           ==========      ==========
Pro forma net income (loss) per common
   and equivalent share                                   $0.03        $(0.07)              $0.04          ($0.08)
                                                      =========     =========           ==========      ==========
Shares used in computing pro forma net income
   (loss) per common and equivalent share                33,863        26,788              33,580          26,281
                                                      =========     =========           ==========      ==========

                           UUNET TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                   (in thousands, except par value amounts)


                                                    June 30,       December 31,
                                                      1996            1995
                                                   -----------     ------------
                                                   (Unaudited)

ASSETS
Current assets:
 Cash and cash equivalents                           $ 31,781        $ 60,424
 Accounts receivable, net                              31,575          17,768
 Inventories                                            1,758           1,251
 Prepaid expenses and other current assets              4,281           2,149
                                                     --------        --------
   Total current assets                                69,395          81,592

Property and equipment, net                            94,436          54,523
Investments in affiliates                               6,493           1,321
Other assets                                            3,180             174
                                                     --------        --------
                                                     $173,504        $137,610
                                                     ========        ========

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
 Current portion of notes payable                    $  8,025        $  4,652
 Accounts payable                                      23,357          10,580
 Accrued expenses                                      26,505          24,604
 Deferred revenues                                      6,241           3,421
                                                     --------        --------
   Total current liabilities                           64,128          43,257

Notes payable, net of current portion                  23,556          13,686
                                                     --------        --------
   Total liabilities                                   87,684          56,943
                                                     --------        --------
Minority interest                                         841              --
                                                     --------        --------
Stockholders' equity:
 Preferred Stock, $0.001 par value; 500 shares
   authorized, no shares issued or outstanding             --              --
 Common Stock, $0.001 par value; 175,000 shares
   authorized as of June 30, 1996; 32,469 and
   32,057 issued and outstanding, respectively             32              32
 Additional paid-in capital                           111,056         108,071
 Deferred compensation                                   (144)           (165)
 Foreign currency translation adjustment                  288             282
 Accumulated deficit                                  (26,253)        (27,553)
                                                     --------        --------
   Total stockholders' equity                          84,979          80,667
                                                     --------        --------
                                                     $173,504        $137,610
                                                     ========        ========

                             WORLDCOM PRO FORMA
                  CONDENSED COMBINED FINANCIAL STATEMENTS


The following unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 1996 and unaudited Pro Forma Condensed Combined Income Statements for the six months ended June 30, 1996 and for the year ended December 31, 1995 illustrate the effect of the proposed merger by and among WorldCom, Inc. ("WorldCom"), MFS Communications Company, Inc. ("MFS") and HIJ Corp. ("Acquisition Subsidiary"), a wholly owned subsidiary of WorldCom, pursuant to an Agreement and Plan of Merger dated as of August 25, 1996 (the "Merger Agreement") whereby Acquisition Subsidiary would merge with and into MFS in a transaction which would result in the survival of MFS as a wholly owned subsidiary of WorldCom (the "Merger"). The Pro Forma Condensed Combined Financial Statements illustrate the effect of the proposed Merger as if the Merger had occurred on June 30, 1996 for the Pro Forma Condensed Combined Balance Sheet and as of January 1, 1995 for the Pro Forma Condensed Combined Income Statements.

Pursuant to the terms of the Merger Agreement, each share of MFS common stock, together with the associated preferred stock purchase rights issued under the MFS Rights Agreement dated as of September 30, 1995 between MFS and Continental Stock Transfer & Trust Company, as amended, will be converted into the right to receive 2.1 shares of WorldCom common stock, together with the associated preferred stock purchase rights issued under the WorldCom Rights Agreement dated as of August 25, 1996 between WorldCom and The Bank of New York, and each share of MFS Series A preferred stock, and MFS Series B preferred stock (other than those held by holders of MFS Series B preferred stock exercising dissenter's rights) will be converted into the right to receive, respectively, one share of WorldCom Series A preferred stock and one share of WorldCom Series B preferred stock. The Merger will be accounted for as a purchase transaction.

These Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of WorldCom, MFS and UUNET which are incorporated by reference herein and the MFS Adjusted Historical Financial Statements which are set forth elsewhere herein.

The Pro Forma Condensed Combined Financial Statements are presented for comparative purposes only and are not intended to be indicative of actual results had the transactions occurred as of the dates indicated above nor do they purport to indicate results which may be attained in the future.

            WORLDCOM PRO FORMA CONDENSED COMBINED BALANCE SHEET (1)
                              AS OF JUNE 30, 1996
                                 (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                       MFS                                     WorldCom
                                              WorldCom              Adjusted          Pro Forma                Pro Forma
                                            Historical (2)        Historical (3)      Adjustments              Combined
                                            --------------       ---------------    --------------          ---------------
Current assets                              $      812,329       $     1,944,920    $          -            $     2,757,249
Property, plant and equipment, net               1,633,596             1,458,412               -                  3,092,008
Goodwill and other intangibles, net              4,059,911             2,367,670         6,136,861   (4)         12,564,442
Other assets                                       167,416                97,938               -                    265,354
                                            --------------       ---------------    --------------          ---------------
  Total assets                              $    6,673,252       $     5,868,940    $    6,136,861          $    18,679,053
                                            ==============       ===============    ==============          ===============

Current liabilities                         $      993,699       $       401,585    $       35,000   (5)    $     1,430,284
Long-term debt                                   3,346,596             1,352,911               -                  4,699,507
Other liabilities                                  236,907                39,296               -                    276,203
Stockholders' equity:
  Preferred stock                                      -                     151              (151)  (6)                151
                                                                                               151   (7)

  Common stock                                       3,959                 2,202            (2,202)  (6)              8,583
                                                                                             4,624   (7)

  Paid in capital                                1,942,490             4,901,505        (4,901,505)  (6)         14,254,724
                                                                                        12,312,234   (7)

  Retained earnings                                103,569              (827,078)          827,078   (6)         (2,036,431)
                                                                                        (2,140,000)  (8)

  Other                                             46,032                (1,632)            1,632   (6)             46,032

                                            --------------       ---------------    --------------          ---------------
  Total stockholders' equity                     2,096,050             4,075,148         6,101,861               12,273,059
                                            --------------       ---------------    --------------          ---------------
  Total liabilities and
  stockholders' equity                      $    6,673,252       $     5,868,940    $    6,136,861          $    18,679,053
                                            ==============       ===============    ==============          ===============

          WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                       MFS                                     WorldCom
                                           WorldCom                 Adjusted            Pro Forma              Pro Forma
                                        Historical (2)           Historical (3)        Adjustments             Combined
                                       --------------            -------------        -------------         --------------
Revenues                               $    2,087,586            $     512,917        $     (36,005)  (9)   $    2,564,498
Operating expenses:
    Cost of sales                           1,135,201                  282,837              (36,005)  (9)        1,382,033
    Selling, general
     and administrative                       384,332                  263,889                  -                  648,221
    Depreciation and
     amortization                             155,353                  316,461              (62,316) (10)          409,498
    Other                                     402,000                      -                    -                  402,000

                                       --------------            -------------        -------------         --------------
Operating income                               10,700                 (350,270)              62,316               (277,254)
Other income (expense):
    Interest expense                         (112,889)                 (51,262)                 -                 (164,151)
    Other                                       4,143                    9,439                  -                   13,582
                                       --------------            -------------        -------------         --------------
Income (loss) before tax                      (98,046)                (392,093)              62,316               (427,823)
Provision for income taxes                     60,122                      200              (59,322) (11)            1,000
                                       --------------            -------------        -------------         --------------
Net income (loss) from
   continuing operations                     (158,168)                (392,293)             121,638               (428,823)
Preferred dividend requirement                    860                   14,532                  -                   15,392
                                       --------------            -------------        -------------         --------------
Net income (loss) applicable to
   common shareholders                 $     (159,028)           $    (406,825)       $     121,638         $     (444,215)
                                       ==============            =============        =============         ==============

Number of shares issued
  and outstanding:
     Primary                                  389,363                  183,319              201,651                774,333
                                       ==============            =============        =============         ==============
     Fully diluted                            389,363                  183,319              201,651                774,333
                                       ==============            =============        =============         ==============

Earnings (loss) per share (12):
     Primary                           $        (0.41)           $       (2.22)                             $        (0.57)
                                       ==============            =============                              ==============
     Fully diluted                     $        (0.41)           $       (2.22)                             $        (0.57)
                                       ==============            =============                              ==============

           WORLDCOM PRO FORMA CONDENSED COMBINED INCOME STATEMENT (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                   MFS                                     WorldCom
                                        WorldCom                Adjusted             Pro Forma             Pro Forma
                                     Historical (2)           Historical (3)        Adjustments            Combined
                                     -------------            --------------       -------------          ------------
Revenues                             $   3,639,875             $     671,810       $     (39,429)   (9)   $  4,272,256
Operating expenses:
    Cost of sales                        1,992,413                   360,678             (39,429)   (9)      2,313,662
    Selling, general
     and administrative                    660,149                   420,162                 -               1,080,311
    Depreciation and
     amortization                          311,265                   580,164            (124,633)  (10)        766,796

                                     -------------            --------------       -------------          ------------
Operating income (loss)                    676,048                  (689,194)            124,633               111,487
Other income (expense):
    Interest expense                      (249,062)                  (39,414)                -                (288,476)
    Other                                   11,801                    13,233                 -                  25,034
                                     -------------            --------------       -------------          ------------
Income (loss) before tax                   438,787                  (715,375)            124,633              (151,955)
Provision for income taxes                 171,127                       600            (169,727)  (11)          2,000
                                     -------------            --------------       -------------          ------------
Net income (loss) from
   continuing operations                   267,660                  (715,975)            294,360              (153,955)
Preferred dividend requirement              33,191                    15,064                 -                  48,255
                                     -------------            --------------       -------------          ------------
Net income (loss) applicable to
   common shareholders               $     234,469            $     (731,039)      $     294,360          $   (202,210)
                                     =============            ==============       =============          ============
Number of shares issued
  and outstanding:
     Primary                               386,898                   185,509             163,828               736,235
                                     =============            ==============       =============          ============
     Fully diluted                         402,990                   185,509             147,736               736,235
                                     =============            ==============       =============          ============

Earnings (loss) per share (12):
     Primary                         $        0.65            $        (3.94)                             $      (0.27)
                                     =============            ==============                              ============
     Fully diluted                   $        0.64            $        (3.94)                             $      (0.27)
                                     =============            ==============                              ============

                          NOTES TO WORLDCOM PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS


1. The pro forma financial data do not give effect to any potential cost savings and synergies that could result from the Merger. The Pro Forma Condensed Combined Balance Sheet reflects the write-off of intangible assets consisting of in-process research and development ("R&D") projects of $2.14 billion related to the Merger. The effect of this charge has not been reflected in the accompanying Pro Forma Condensed Combined Income Statements as it is a non- recurring charge. The pro forma data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the dates indicated, nor necessarily indicative of future operating results or financial position.

2. These columns represent historical results of operations and financial position.

3. The MFS Adjusted Historical Financials Statements as of June 30, 1996 and for the six months then ended and the year ended December 31, 1995 include the effect of MFS's acquisition in August 1996 of UUNET and the issuance of approximately 58 million shares of MFS common stock and options to purchase MFS common stock valued at approximately $2.1 billion in connection with the acquisition (the "UUNET Acquisition"). The MFS Adjusted Historical Balance Sheet also reflects MFS's July 1996 common stock offering of approximately 35.7 million shares for net proceeds of approximately $1.3 billion. See "MFS Adjusted Historical Financial Statements" which are set forth elsewhere herein.

4. This adjustment reflects the excess of cost over net tangible assets acquired. For purposes of allocating the acquisition costs among the various assets acquired, WorldCom has tentatively considered the carrying value of the acquired assets to approximate their fair value, with all of the excess of such acquisition costs being attributed to R&D in-process (network design and development projects in-process), network technology, assembled workforce and goodwill. It is WorldCom's intention, subsequent to the acquisition, to more fully evaluate the acquired assets and, as a result, the allocation of the acquisition costs among the tangible and intangible assets acquired may change. The following is a recap of this entry.

        Purchased R&D in-process                      $ 2,140,000
        Write-off of purchased
           R&D in-process                              (2,140,000)
        Goodwill                                        8,027,531
        Network technology                                400,000
        Assembled work force                               42,000
        Direct merger costs                                35,000
        Elimination of MFS Adjusted
           Historical goodwill                         (2,367,670)
                                                      -----------
                                                      $ 6,136,861
                                                      ===========

    Goodwill is being amortized over 40 years while network technology and assembled work force are being amortized over 3 years and 10 years, respectively.

5. This adjustment reflects liabilities incurred, such as compensation costs and legal, accounting and consulting fees, related to the Merger.

6. These adjustments represent the elimination of MFS's shareholders' investment accounts.

7. This adjustment represents the issuance of approximately 462.4 million shares of WorldCom common stock in accordance with the Merger Agreement and the exchange ratio of 2.1 shares of WorldCom common stock for each share of MFS common stock outstanding, and the exchange of each share of the Series A and Series B preferred stock of MFS for, respectively, one share of Series A 8% cumulative convertible preferred stock or one share of Series B convertible preferred stock of WorldCom.

8. This adjustment reflects the write-off of intangible assets consisting of in-process research and development projects of $2.14 billion. See Note 1.

9. These adjustments eliminate the revenues and corresponding line costs attributable to the intercompany traffic among WorldCom, MFS and UUNET.

10. This entry reflects the adjustment to amortization for the effect of the intangible assets acquired in the Merger (see Note 4).

11. These entries represent the tax effect of adjustments due to inclusion of the acquired operations. The remaining pro forma combined income tax provision results from state and foreign tax liabilities that would not be eliminated as a result of the Merger.

12. Pro forma per share data are based on the number of WorldCom common and common equivalent shares that would have been outstanding had the Merger occurred on the earliest date presented.

                  MFS ADJUSTED HISTORICAL FINANCIAL STATEMENTS


The following unaudited adjusted historical financial statements give pro forma effect to the merger of MFS with UUNET. The adjusted historical balance sheet assumes that the UUNET Acquisition occurred on June 30, 1996. The adjusted historical balance sheet as of June 30, 1996 also gives pro forma effect for the July 1996 sale by MFS of 35.7 million shares of common stock for net proceeds of $1.3 billion. The adjusted historical statements of operations assume that the UUNET Acquisition occurred as of January 1, 1995. The adjusted historical financial statements are not necessarily indicative of the results that actually would have been attained if the UUNET Acquisition had been in effect on the dates indicted or which may be attained in the future. Such statements should be read in conjunction with the MFS and UUNET historical consolidated financial statements and notes which are set forth elsewhere herein.

                  MFS ADJUSTED HISTORICAL BALANCE SHEET (1)
                             As of June 30, 1996
                               (In thousands)
--------------------------------------------------------------------------------

                                                       Subsequent                                                  MFS
                                            MFS        Issuance of            UUNet        Pro Forma            Adjusted
                                      Historical(2)      Stock            Historical(2)   Adjustments          Historical
                                      -------------   ------------        -------------   ------------        ------------
Current assets                        $    595,525    $  1,280,000(3)     $     69,395    $          -        $  1,944,920

Property, plant and equipment, net       1,363,976               -              94,436               -           1,458,412

Goodwill and other intangibles, net        300,596               -               4,678       2,062,396(4)        2,367,670

Other assets                                92,943               -               4,995               -              97,938

                                      ============    ============        ============    ============        ============
  Total assets                        $  2,353,040    $  1,280,000        $    173,504    $  2,062,396        $  5,868,940
                                      ============    ============        ============    ============        ============


Current liabilities                   $    311,287    $          -        $     64,128    $     26,170(5)     $    401,585

Long-term debt                           1,329,355               -              23,556               -           1,352,911

Other liabilities                           38,455               -                 841               -              39,296

Stockholders' equity:
  Preferred stock                              151               -                   -               -                 151

  Common stock                               1,268             357(3)               32             (32)(6)           2,202
                                                                                                   577 (7)

  Paid in capital                        1,501,234       1,279,643(3)          111,056        (111,056)(6)       4,901,505
                                                                                             2,120,628 (7)

  Retained earnings                       (827,078)              -             (26,253)         26,253 (6)        (827,078)

  Other                                     (1,632)              -                 144            (144)(6)          (1,632)

                                      ------------    ------------        ------------    ------------        ------------
  Total stockholders' equity               673,943       1,280,000              84,979       2,036,226           4,075,148
                                      ------------    ------------        ------------    ------------        ------------

  Total liabilities and equity        $  2,353,040    $  1,280,000        $    173,504    $  2,062,396        $  5,868,940
                                      ============    ============        ============    ============        ============

                  MFS ADJUSTED HISTORICAL INCOME STATEMENT (1)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                                                      MFS
                                          MFS                 UUNet             Pro Forma          Adjusted
                                     Historical (2)        Historical(2)        Adjustments       Historical
                                     -------------         -------------       ------------      ------------
Revenues                             $     416,022         $    100,032        $     (3,137) (8)  $   512,917
Operating expenses:
    Cost of sales                          231,352               54,622              (3,137) (8)      282,837
    Selling, general
     and administrative                    229,486               34,403                 -             263,889
    Depreciation and
     amortization                           92,588                9,200             214,673  (4)      316,461

                                     -------------         ------------        ------------      ------------
Operating income (loss)                   (137,404)               1,807            (214,673)         (350,270)

Other income (expense):
    Interest expense                       (50,480)                (782)                -             (51,262)
    Other                                    9,164                  275                 -               9,439
                                     -------------         ------------        ------------      ------------
Income (loss) before tax                  (178,720)               1,300            (214,673)         (392,093)
Provision for income taxes                     200                  -                   -                 200
                                     -------------         ------------        ------------      ------------
Net income (loss) from
   continuing operations                  (178,920)               1,300            (214,673)         (392,293)
Preferred dividend requirement              14,532                  -                   -              14,532
                                     -------------         ------------        ------------      ------------
Net income (loss) applicable to
   common shareholders               $    (193,452)        $      1,300        $   (214,673)     $  (406,825)
                                     =============         ============        ============      ============
Number of shares issued
  and outstanding:
     Primary                               125,596                                   57,723  (7)      183,319
                                     =============                             ============      ============
     Fully diluted                         125,596                                   57,723  (7)      183,319
                                     =============                             ============      ============

Loss per share:
     Primary                         $       (1.54)                                              $      (2.22)
                                     =============                                               ============
     Fully diluted                   $       (1.54)                                              $      (2.22)
                                     =============                                               ============

                  MFS ADJUSTED HISTORICAL INCOME STATEMENT (1)
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                                                          MFS
                                          MFS                     UUNet              Pro Forma          Adjusted
                                     Historical (2)           Historical (2)        Adjustments        Historical
                                     --------------           --------------        -----------        ----------
Revenues                             $    583,194             $      94,461        $     (5,845)  (8) $    671,810
Operating expenses:
    Cost of sales                         315,506                    51,017              (5,845)  (8)      360,678
    Selling, general
     and administrative                   364,497                    55,665                 -              420,162
    Depreciation and
     amortization                         142,496                     8,322             429,346   (4)      580,164

                                     ------------             -------------        ------------       ------------
Operating loss                           (239,305)                  (20,543)           (429,346)          (689,194)
Other income (expense):
    Interest expense                      (38,606)                     (808)                -              (39,414)
    Other                                  10,613                     2,620                 -               13,233
                                     ------------             -------------        ------------       ------------
Loss before tax                          (267,298)                  (18,731)           (429,346)          (715,375)
Provision for income taxes                    600                      (474)                474   (9)          600
                                     ------------             -------------        ------------       ------------
Net loss from
   continuing operations                 (267,898)                  (18,257)           (429,820)          (715,975)
Preferred dividend requirement             15,064                       -                   -               15,064
                                     ------------             -------------        ------------       ------------
Net loss applicable to
   common shareholders               $   (282,962)            $     (18,257)       $   (429,820)      $   (731,039)
                                     ============             =============        ============       ============
Number of shares issued
  and outstanding:
     Primary                              127,786                                        57,723   (7)      185,509
                                     ============                                  ============       ============
     Fully diluted                        127,786                                        57,723   (7)      185,509
                                     ============                                  ============       ============

Loss per share:
     Primary                         $      (2.21)                                                    $      (3.94)
                                     ============                                                     ============
     Fully diluted                   $      (2.21)                                                    $      (3.94)
                                     ============                                                     ============

             NOTES TO MFS ADJUSTED HISTORICAL FINANCIAL STATEMENTS.


1. The unaudited adjusted historical financial data do not give effect to any potential cost savings and synergies that could result from the UUNET Acquisition. The adjusted historical data are not necessarily indicative of the operating results or financial position that would have occurred had the UUNET Acquisition been consummated on the dates indicated nor necessarily indicative of future operating results or financial position.

2. These columns represent historical results of operations and financial position.

3. This adjustment reflects MFS' July 1996 common stock offering of approximately 35.7 million shares of MFS Common Stock for net proceeds of approximately $1.3 billion

4. This adjustment reflects the excess of the purchase price over the net book value (which approximates fair value) of the net tangible assets acquired which was recorded as goodwill, a customer contract and customer list. The pro forma adjustment to depreciation and amortization represents the amortization of the goodwill and other intangibles and was calculated using the straight-line method over a five year life for goodwill and three to four year lives for other intangibles. The following is a recap of the entry to goodwill and other intangibles.

          Goodwill                                 $1,931,574
          Other intangibles                           135,500
          Elimination of UUNET
             goodwill                                  (4,678)
                                                   ----------
                                                   $2,062,396
                                                   ==========

5. This adjustment reflects liabilities incurred, such as compensation costs and legal, accounting and consulting fees, related to the UUNET Acquisition.

6.  This adjustment reflects the elimination of the equity accounts of UUNET.

7. This adjustment reflects the issuance of MFS Common Stock and options to purchase MFS Common Stock as consideration for the UUNET Common Stock and options to purchase UUNET Common Stock, respectively, in connection with the UUNET Acquisition. The MFS Common Stock was valued at $34.69 per share for purposes of calculating the UUNET Acquisition consideration.

8. This adjustment reflects the elimination of intercompany revenues and expenses.

9. This represents the tax effect of adjustments due to inclusion of the acquired operations. The remaining pro forma combined income tax provision results from state and foreign tax liabilities that would not be eliminated as a result of the UUNET Acquisition.

                                 EXHIBIT INDEX


    EXHIBIT NO.                    DESCRIPTION
    -----------                    -----------
        2.1        Agreement and Plan of Merger, dated as of August 25,
                   1996, among WorldCom, Inc., a Georgia corporation
                   ("WorldCom"), HIJ  Corp., a Delaware corporation and a
                   wholly owned subsidiary of  WorldCom and MFS
                   Communications Company, Inc., a Delaware corporation
                   (incorporated herein by reference to Exhibit 2.1 to
                   WorldCom's Current Report on Form 8-K dated August 26,
                   1996)*

        2.2 Stock Option Agreement, dated as of August 25, 1996, between WorldCom, Inc. and MFS Communications Company, Inc.
                   (incorporated herein by reference to Exhibit 2.2 to WorldCom's Current Report on Form 8-K dated August 26, 1996)

       10.1        Agreement, dated as of August 25, 1996, between WorldCom,
                   Inc. and MFS Communications Company, (incorporated herein by reference to Exhibit 10.1 to WorldCom's Current Report on
                   Form 8-K dated August 26, 1996)

       23.1        Consent of Coopers & Lybrand L.L.P.


       23.2        Consent of Arthur Andersen LLP



--------------------------------

* The Registrant hereby agrees to furnish supplementally a copy of any omitted schedules to this Agreement to the Securities and Exchange Commission.